EXECUTION VERSION

Exhibit 10.1

***	Indicates material omitted pursuant to a confidential treatment request. Such material has been separately filed with the SEC.

LIMITED LIABILITY COMPANY AGREEMENT
OF
ELBA LIQUEFACTION COMPANY, L.L.C.
(A Delaware Limited Liability Company)
THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITY ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS (OR EXEMPTION THEREFROM) AND WITHOUT COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.
CERTAIN OF THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO CONDITIONS AND RESTRICTIONS ON TRANSFER SET FORTH HEREIN, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNLESS AND UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO THE REQUESTED TRANSFER.

EXECUTION VERSION

EXECUTION VERSION

SECTION 7 TRANSFER OF MEMBERSHIP INTEREST		32
7.1	General	32
7.2	Permitted Transfers and Right of First Refusal	34
7.3	Documentation; Validity of Transfer	38
7.4	Intentionally Omitted	39
7.5	Additional Members; Substituted Members	39
7.6	Fair Market Value	40
7.7	Distributions and Allocations Upon Transfers	40
7.8	Certificates	41
7.9	Additional Members/Directors	41
SECTION 8 EVENTS OF DISSOCIATION; WITHDRAWAL; DISSOLUTION		41
8.1	No Withdrawal or Dissolution	41
8.2	Dissolution Events	41
8.3	Winding Up	42
8.4	Options Prior to Dissolution upon Expiration or Termination of the LSA	43
8.5	No Deficit Capital Account Makeup Obligation	44
8.6	Deemed Contribution and Distribution	44
8.7	Limitations on Rights of Members	44
8.8	Certificate of Cancellation	44
8.9	Deficit Capital Accounts	44
SECTION 9 INVESTMENT REPRESENTATIONS OF THE MEMBERS		45
9.1	Investment Intent	45
9.2	Restrictions on Transfer	45
SECTION 10 CONFIDENTIALITY		45
10.1	Confidential Information	45
10.2	Remedies	46
10.3	Disclosure of Certain Information	46
10.4	Survival	46
SECTION 11 EXCULPATION AND INDEMNIFICATION		47
11.1	Exculpation	47
11.2	Indemnification by Company	47
11.3	Nonexclusivity	47
11.4	Indemnification by Members	48
11.5	Authorization	48
11.6	Survival	48
11.7	Other Proceedings	48
SECTION 12 DEADLOCKS; DISPUTE RESOLUTION		49
12.1	Board Deadlocks and Disputes	49
12.2	Applicability	51
12.3	Limitation on Liability	51
12.4	Litigation	52
12.5	Effect of Board Deadlocks	52

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SECTION 13 BUSINESS AND HSSE PRINCIPLES		53
13.1	HSSE	53
13.2	Business Conduct Standards	53
13.3	Manual of Technical Design, HSSE and Operating Standards	53
SECTION 14 MISCELLANEOUS		54
14.1	Notices	54
14.2	Binding Effect	55
14.3	Entire Agreement	55
14.4	Construction	55
14.5	Amendment	55
14.6	Waivers	55
14.7	Headings	56
14.8	Severability	56
14.9	Incorporation by Reference	56
14.10	Further Action	56
14.11	Governing Law	56
14.12	Waiver of Action for Partition	56
14.13	No Third Party Beneficiaries	56
14.14	Expenses	56
14.15	Counterpart Execution	57

Attachments:
Exhibit A	Definitions
Exhibit B	Insurance Requirements
Schedule 1	Member’s Names and Membership Interests
Schedule 2.1	Directors by Member
Schedule 2.2	Officers
Schedule 3	ELC Facilities
Schedule 4	Policies
Schedule 4.1	Statement of HSSE Policy
Schedule 4.2	HSSE Management System and Policy
Schedule 4.3	Business Principles
Schedule 4.4	Statement of Risk Management
Schedule 4.5	Treasury Policy
Schedule 4.6	Compliance with Anti-Bribery Laws
Schedule 4.7	Social Performance Policy

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT OF
ELBA LIQUEFACTION COMPANY, L.L.C.

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ELBA LIQUEFACTION COMPANY, L.L.C. (the “Company”) is made and entered into as of the 25th day of January, 2013, by and between SOUTHERN LIQUEFACTION COMPANY, LLC, a Delaware limited liability company (“SLC”), and SHELL US GAS & POWER LLC, a Delaware limited liability company (“SUSGP”), each of which is a Member as more specifically reflected herein.

RECITALS

WHEREAS, SLC and SUSGP as the original members of the Company wish to establish the Company in the form of a limited liability company under the Act for the purposes described herein; and
WHEREAS, the Members seek herein to establish the terms and conditions under which the Company will operate and pursue its business interests; and
WHEREAS, SLNG (herein defined) will be the Operator of the Company and the Operator of its assets, including the ELC Facilities (as defined herein).
In consideration of the mutual promises and agreements set forth herein, the value, sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1
DEFINITIONS
1.1    Definitions. The capitalized words and phrases set forth on Exhibit A hereto, and the capitalized words and phrases defined elsewhere in this Agreement, have the indicated meanings for purposes of this Agreement. Where the context so indicates, the masculine shall include the feminine and neuter and the singular will include the plural and vice versa. If a word or phrase is defined, its other grammatical forms will have a corresponding meaning consistent with the defined term. With respect to the determination of any period of time, “from” shall mean “from and including,” and “to” shall mean “to but excluding,” and “through” shall mean “through and including.”
SECTION 2
FORMATION
2.1    Formation. It shall be a condition precedent to the obligations of SUSGP under this Agreement (other than those provisions herein expressly designated as surviving termination) that the execution of this Agreement has been supported by the governing body of Royal Dutch Shell plc (“Shell Board”) on or before January 31, 2013; provided, however, notwithstanding anything in this or any other agreement between the Parties or any of their Affiliates, the Shell Board shall

EXECUTION VERSION

have full, unfettered, and unconditional discretion in electing whether to support or not support such execution. Any failure of satisfaction of the condition precedent set forth in this Section 2.1 shall be without any liability whatsoever to Royal Dutch Shell plc or any of its Affiliates. In the event the Shell Board supports this Agreement, SUSGP will issue a notice (the “Notice of Effective Date”) to SLC certifying that this condition precedent has been satisfied and the Effective Date of this Agreement. In the event SUSGP fails to deliver the Notice of Effective Date on or prior to 11:59 p.m. U.S. Central Time on January 31, 2013 then this Agreement shall terminate automatically at such time (except for clauses expressly designated as surviving termination), and the Parties expressly assume the risk of the non-occurrence of this condition precedent and disclaim any basis for detrimental reliance on the prospect of entering into this Agreement. Each Party further waives its right to bring any and all action at law or in equity arising out of or in relation to the failure of satisfaction of the condition precedent set forth in this Section 2.1 and any related termination of any of the Transaction Agreements. The Company shall be formed on the Effective Date and this Agreement shall become effective on such formation by filing the certificate of formation (the “Certificate”) with the Delaware Secretary of State pursuant to the Act. The rights and liabilities of the Members are as provided in the Act, except as otherwise set forth herein. The Members shall, when required, execute and file such amendments to or restatements of the Certificate in such public offices in the State of Delaware or elsewhere as the Members deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the status of the Company as a limited liability company.
2.2    Name. The name of the Company shall be “Elba Liquefaction Company, L.L.C.”, and all business of the Company shall be conducted in such name or in any other name or names that are selected by the Board. If the Company does business under a name other than as set forth under this Section 2.2, the Board will file or cause to be filed as assumed name or fictitious name certificate or any other document as required by applicable law in appropriate jurisdictions, and the Members will execute such certificates, documents, or other writings as may be reasonably requested by the Board in connection therewith.
2.3    Purposes. The purposes of the Company shall be to receive and liquefy natural gas, and to deliver such liquefied natural gas (“LNG”) to the SLNG Elba Island LNG Terminal located in Chatham County, Georgia, (“Elba Terminal”) for storage, export, vaporization or other delivery at or from the Elba Terminal and to fund, develop, construct and operate the liquefaction facilities necessary to perform such business and to conduct such other business activities as are necessary or incidental in connection thereto.
2.4    Principal Place of Business. The principal place of business of the Company will be: Colonial Brookwood Center, 569 Brookwood Village, Suite 749, Birmingham, AL 35209. The Company may have such other offices as the Board may designate from time to time.
2.5    Registered Agent and Registered Office. The registered office of the Company in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The initial registered agent for service of process at the registered office of the Company in Delaware shall be The Corporation Trust Company.

EXECUTION VERSION

2.6    Term. The Company commenced on the date of the filing of the Certificate of Formation with the Delaware Secretary of State and will continue in perpetuity, unless its existence is sooner terminated or dissolved in accordance with either the provisions of this Agreement or the Act.
2.7    Foreign Qualification. Prior to the Company conducting business in any jurisdiction other than Delaware, the Members shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Members, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge and swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such applicable jurisdictions in which the Company may conduct business.
2.8    Powers of the Company. Subject to the provisions of this Agreement, the Company will have the power to take all actions and engage in all activity necessary, desirable, or convenient to carry out the purposes of the Company to the extent the same may be legally exercised by limited liability companies under the Act.
2.9    No State-Law Partnership. The Members intend that the Company and the relationship between the parties hereto not constitute a partnership (including, without limitation, a limited partnership) or joint venture or similar arrangement, and that no Member be a partner or joint of any other Member as a result of this Agreement, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.
2.10    Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity. All Company assets shall be recorded as the property of the Company, in its books and records, irrespective of the name in which record title to such Company assets is held or constructed.
2.11    Transaction Agreements. Either simultaneously with the execution of this Agreement or within one hundred and eighty (180) days of the Effective Date:
(a)    the Company and SNG Pipeline Services Company, L.L.C will enter into a Technical Services Agreement (the “KM TSA”), pursuant to which, subject to the terms and conditions thereof, SNG Pipeline Services Company, L.L.C or its Affiliate will provide employees to provide services in connection with the design and construction of the ELC Facilities and provide advisory services to the Company during design and construction of the ELC Facilities;
(b)    the Company and Shell Global Solutions (US) Inc. or its Affiliate will enter into a Technical Services Agreement (the “Shell TSA”) pursuant to which, subject to the terms and conditions thereof, Shell Global Solutions (US) Inc. or its Affiliate will provide secondees or employees to Company to provide services in connection with the design and construction of the ELC Facilities and provide advisory services to the Company during design and construction of the ELC Facilities;

EXECUTION VERSION

(c)    the Company and SLNG will enter into the Maintenance, Administrative and Operating Agreement (the “MAO”), pursuant to which, subject to the terms and conditions thereof, SLNG will be responsible for operating, managing and administering the operations of the Company, including the ELC Facilities, upon completion of construction;
(d)    Shell Global Solutions (US) Inc. or its Affiliate and SLNG will enter into an Operating Services Agreement (“OSA”) pursuant to which Shell Global Solutions (US) Inc. or its Affiliate will provide advisory services to SLNG with respect to SLNG’s operation of the ELC Facilities;
(e)    the Company and Shell NA LNG LLC, a Delaware limited liability company (“SNALNG”) will enter into a service agreement (the “LSA”) under which the Company will provide liquefaction of natural gas on behalf of SNALNG and SNALNG will pay Company a certain rate and certain variable charges for a specified amount of liquefaction capacity and the LSA will include general terms and conditions applicable to the services to be performed;
(f)    Southern Natural Gas Company, L.L.C., a Delaware limited liability company, as operator of the Twin 30s Pipelines, and the Company will enter into an Interconnect Agreement (the “Interconnect Agreement”), pursuant to which, subject to the terms and conditions thereof, the parties will provide the terms and conditions for the design, construction and operations of the interconnecting facilities to allow for the use of the ELC Facilities;
(g)    the Company and SLNG will enter into an Terminal Interconnect Agreement (the “Terminal Interconnect Agreement”), pursuant to which, subject to the terms and conditions thereof, the parties will provide the terms and conditions for the design, construction, installation, operation, and ultimate disconnection of the interconnecting facilities to allow for the use of the ELC Facilities;
(h)    SLNG and the Company will enter into a Land Lease (the “Land Lease”), pursuant to which, subject to the terms and conditions thereof, the parties will provide the terms and conditions for the Company to compensate SLNG for the use of certain SLNG facilities and land use at the Elba Terminal in conjunction with the ELC Facilities;
(i)    the Company and SUSGP or its Affiliate will enter into a Purchase Agreement for the MMLS Units (the “MMLS Unit Purchase Agreement”), pursuant to which, subject to the terms and conditions thereof, the Company will acquire the MMLS Units for the Phase I ELC Facilities and, the Phase II ELC Facilities, if applicable, as further described in Section 6.1(k);
(j)    the Integrated Project Oversight Team Agreement (the “IPOT Agreement”) between the Company, SLNG, EEC and SUSGP or its Affiliate to form and define the role of the IPOT with respect to the Project.
As used herein, the term “Transaction Agreements” shall individually or collectively refer to the KM TSA, the Shell TSA, MAO, OSA, LSA, Interconnect Agreement, Terminal Interconnect Agreement, Land Lease, IPOT Agreement and MMLS Unit Purchase Agreement. The Members

EXECUTION VERSION

hereby ratify, confirm and approve the Company entering into, and performing its obligations under, each Transaction Agreement entered into on the Effective Date.
SECTION 3
REPRESENTATIONS AND WARRANTIES
3.1    SUSGP Representations and Warranties. SUSGP represents and warrants to SLC and to the Company that:
(a)    SUSGP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all corporate power and authority necessary to carry on its business as it is now being conducted, to enter into this Agreement, to own a membership interest in the Company, and to perform its obligations hereunder.
(b)    All corporate and other proceedings and consents required to be taken by or on behalf of SUSGP to authorize it to enter into and carry out this Agreement have been duly taken, and this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, SUSGP, enforceable against SUSGP in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally, and (ii) to the extent that equitable remedies, such as injunctive relief or specific performance, are within the discretion of courts of competent jurisdiction.
(c)    The execution and delivery of this Agreement, the performance by SUSGP of its terms, and the consummation of the transactions contemplated hereby, will not result in any violation of, conflict to or default or loss of a benefit under, or permit the acceleration of any obligation under, (i) the articles of incorporation, certificate of formation, bylaws or other charter document of SUSGP, (ii) any contract, agreement or commitment of SUSGP, or (iii) any permit, concession, grant, franchise, license, judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to SUSGP or to its properties, in each case other than such conflicts, violations, defaults or losses which do not and will not, individually or in the aggregate, have a material adverse effect on the business or financial condition of SUSGP or on the ability of SUSGP to perform its obligations hereunder.
(d)    Except for the filing of the Certificate of Formation, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority remains to be obtained or made in connection with the execution and delivery of this Agreement by SUSGP or the consummation by SUSGP of the transactions contemplated hereby.
(e)    There is no litigation, claim, proceeding or investigation of any nature pending or, to SUSGP’s knowledge, threatened against or affecting SUSGP or any of its Affiliates that would materially interfere with its ability to fully perform its obligations under this Agreement. As used in this Section 3.1(e), a litigation claim, proceeding or investigation shall be “threatened” if a specific potential claimant has overtly manifested to SUSGP an awareness of and present intention to assert or commence such litigation, claim, proceeding or investigation on the basis of specified facts and theories.

EXECUTION VERSION

(f)    All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by SUSGP or its Affiliates directly with SLC, SLNG or their Affiliates thereof and without the intervention of any agent, broker or Person who, either as a result of any act of SNALNG or otherwise to the knowledge of SUSGP, has or will have a valid claim against any of the Company, SUSGP, SLNG or their Affiliates for a finder’s fee, brokerage commission or other like payment with respect to this Agreement or in connection with the commercial transactions to be carried out by the Company hereunder.
(g)    SUSGP has funds available to it in amounts sufficient to enable it to effect the initial capital contribution in accordance with Section 6.1. As of the Effective Date, SUSGP has no reason to believe that it will not be able to satisfy on a timely basis any of its obligations contained in this Agreement.
(h)    SUSGP hereby represents and warrants to the Company and other Members hereunder that its acquisition of its Membership Interest is made for its own account for investment and commercial purposes only and not with an intent to resell its Membership Interest to third party investors. SUSGP acknowledges that the Membership Interests have not been registered under the Act or applicable state securities laws and that it has no present intention to do so. SUSGP acknowledges that it understands the nature of the investment being made by Members hereunder and that the Company as a newly organized Entity has no history of operations or earnings such that there is a certain degree of risk associated with the commercial transactions to be carried out by the Company hereunder.
(i)    SUSGP represents and warrants that it will comply with all laws in conjunction with its participation as a Member or the Company or as a party to any Related Agreement hereto and that neither it nor any of its respective Affiliates, officers, director, employees, consultants, agents or representations will make any prohibited payment in conjunction with or otherwise affecting the business or operations of the Company or any Subsidiary thereto.
3.2    SLC Representations and Warranties. SLC represents and warrants to SUSGP and to the Company that:
(a)    SLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all corporate power and authority necessary to carry on its business as it is now being conducted, to enter into this Agreement, to own a membership interest in the Company, and to perform its obligations hereunder.
(b)    All corporate and other proceedings and consents required to be taken by or on behalf of SLC to authorize it to enter into and carry out this Agreement have been duly taken, and this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, SLC, enforceable against SLC in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally, and (ii) to the extent that equitable remedies, such as injunctive relief or specific performance, are within the discretion of courts of competent jurisdiction.

EXECUTION VERSION

(c)    The execution and delivery of this Agreement, the performance by SLC of its terms, and the consummation of the transactions contemplated hereby, will not result in any violation of, conflict to or default or loss of a benefit under, or permit the acceleration of any obligation under, (i) the articles of incorporation, certificate of formation, bylaws or other charter document of SLC, (ii) any contract, agreement or commitment of SLC, or (iii) any permit, concession, grant, franchise, license, judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to SLC or to its properties, other than such conflicts, violations, defaults or losses which do not and will not, individually or in the aggregate, have a material adverse effect on the business or financial condition of SLC or on the ability of SLC to perform its obligations hereunder.
(d)    Except for the filing of the Certificate of Formation, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority remains to be obtained or made in connection with the execution and delivery of this Agreement by SLC or the consummation by SLC of the transactions contemplated hereby.
(e)    There is no litigation, claim, proceeding or investigation of any nature pending or, to SLC’s knowledge, threatened against or affecting SLC or any of its Affiliates that would materially interfere with its ability to fully perform its obligations under this Agreement. As used in this Section 3.1(e), a litigation claim, proceeding or investigation shall be “threatened” if a specific potential claimant has overtly manifested to SLC an awareness of and present intention to assert or commence such litigation, claim, proceeding or investigation on the basis of specified facts and theories.
(f)    All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by SLC, SLNG or their Affiliates directly with SUSGP or its Affiliates thereof and without the intervention of any agent, broker or Person who, either as a result of any act of SLC or otherwise to the knowledge of SLC, has or will have a valid claim against any of the Company, SLC, SLNG, SUSGP or their Affiliates for a finder’s fee, brokerage commission or other like payment with respect to this Agreement or in connection with the commercial transactions to be carried out by the Company hereunder.
(g)    SLC has funds available to it in amounts sufficient to enable it to effect the initial capital contribution in accordance with Section 6.1. As of the Effective Date, SLC has no reason to believe that it will not be able to satisfy on a timely basis any of its obligations contained in this Agreement.
(h)    SLC hereby represents and warrants to the Company and other Member(s) hereunder that its acquisition of its Membership Interest is made for its own account for investment and commercial purposes only and not with an intent to resell its Membership Interest to third party investors. SLC acknowledges that the Membership Interests have not been registered under the Act or applicable state securities laws and that it has no present intention to do so. SLC acknowledges that it understands the nature of the investment being made by Members hereunder and that the Company as a newly organized Entity has no history of operations or earnings such that there is a certain degree of risk associated with the commercial transactions to be carried out by the Company hereunder.

EXECUTION VERSION

(i)    SLC represents and warrants that it will comply with all laws in conjunction with its participation as a Member or the Company or as a party to any Related Agreement hereto and that neither it nor any of its respective Affiliates, officers, director, employees, consultants, agents or representations will make any prohibited payment in conjunction with or otherwise affecting the business or operations of the Company or any Subsidiary thereto.
SECTION 4
COMPANY MANAGEMENT AND RELATED MATTERS
4.1    Directors.
(a)    Subject to the further terms and conditions hereof, the Company shall be exclusively managed by the Controlling Members, acting collectively through a management board (the “Board”). The Board will consist of directors appointed by the Controlling Members in accordance with this Section 4. The Company will not have “managers,” as that term is used in the Act, it being understood that the Directors do not constitute “managers.” Except as otherwise expressly provided in this Agreement, each Member hereby (a) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the Act, and (b) revokes its right to bind the Company, as contemplated by the provisions of Section 18-402 of the Act. The initial Directors shall be set forth on Schedule 2.1 attached hereto. For the purposes hereof, “Controlling Members” means each Original Member and each other Member designated as a “Controlling Member” by the Board in accordance with Section 7.9. Only the Controlling Members shall have the right to appoint Directors under the terms hereof.
(b)    Each Controlling Member shall be entitled to appoint one (1) Director; provided, however, that by the provision of written notice to the other Members at any time, any Controlling Member and any of its Affiliates who are also Controlling Members may elect to together appoint one (1) Director to represent their collective Membership Interests. The voting power of each Director shall equal the percentage of the Membership Interests of the Controlling Member that appointed such Director. Each Director will notify the other Directors, from time to time, of the identity of one representative of such Director who will represent it at any Board meeting at which such Director is unable to attend (an “Alternate Director”). The term “Director” shall also refer to any Alternate Director that is actually performing the duties of the applicable Director in lieu of that Director. The initial Directors and initial Alternate Directors are set forth on Schedule 2.1 attached hereto. Each Director shall have the full authority to act on behalf of the Member or Members that appointed such Director; the action of a Director at a meeting (or through a written consent) of the Board shall bind the Member or Members that appointed such Director; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Director. In addition, the act of an Alternate Director shall be deemed the act of the Director for which such Alternate Director is acting, without the need to produce evidence of the absence or unavailability of such Director. Each Director appointed by a Member must be an employee of such Member or an Affiliate of that Member.
(c)    Each Controlling Member shall have the right, at any time, with or without cause, to replace and remove any Director appointed by it and to fill any vacancy in the Board as

EXECUTION VERSION

required to effectuate the terms of Section 4.1(b). The appointment and removal of any Director shall be by written notice to all Members. Any Director may resign at any time by giving written notice to the Board. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
(d)    Each Director shall have a duty to the Company to take all actions related to their duties and authorities in good faith and fair dealing, and not in a manner such Director believes to be contrary to the best interests of the Company, but otherwise no Director shall have any fiduciary or quasi-fiduciary duty to the Company or the Members pursuant to this Agreement and any standard of care and duty otherwise imposed on any Director by this Agreement or under the Act or any applicable law shall be eliminated to the fullest extent permitted by law.
(e)    No Member, acting solely in its capacity as a Member, shall have the authority to bind the Company or to act as an agent of Company. Each Member will pay separately, and not charge to the Company, the Director’s salary due with regard to their employment by the Member or its Affiliate or any out‑of‑pocket expenses incurred by the Directors appointed by such Member in connection with such Directors’ performance of their duties as a Director or attendance at Directors’ meetings and the like.
(f)    The Board shall hold regular meetings on such dates and at such times as shall be specified from time to time by the Board at least once per year after the Interim Period and at least once per quarter of a year during the Interim Period. Any Member may also call a special Board meeting. Any topic relating to the business of the Company may be discussed at any Board meeting, and each Member shall require the Directors appointed by it to discuss in good faith any topic brought to the attention of the Board by either Member. Unless the Members or the Directors unanimously agree, written notice of Board meetings stating the place, day, and hour of the meeting along with the agenda proposed for such meeting shall be given by the Member calling the Board meeting to the other Member not less than seven (7) days or more than sixty (60) days before the date of the meeting. Unless the Members or the Directors unanimously agree, the Board meetings shall be held in Houston, Texas. Directors may participate in Board meetings by conference telephone, web-ex or other communications equipment through which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at such meeting. Any action taken by the Board without a meeting will be effective only if the written consent sets forth the action so taken and is signed by the Directors constituting a Required Consent or Unanimous Consent, as may be required to approve such action at a meeting of the Board held for such purpose.
(g)    The attendance of Directors, represented in person or by proxy, representing a Required Consent shall constitute a quorum of the Board for purposes of conducting business (“Quorum”). If, however, such Quorum is not present at any meeting of the Directors, the Directors entitled to vote at such meeting may adjourn the meeting from time to time, without notice other than the announcement at the meeting until the holders of the requisite amount of Membership Interests are present or represented. All actions and approvals of the Board shall be approved and passed at a meeting at which a Quorum is present by the Required Consent, except where Unanimous

EXECUTION VERSION

Consent is specifically required under the terms of this Agreement. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by Directors constituting a Required Consent or Unanimous Consent, as may be required to approve such action at a meeting of the Board held for such purpose. Each written consent shall bear the date and signature of each Director who signs the consent and a copy of such consent shall be promptly delivered to any Director who has not signed such consent.
(h)    A Director may vote either in person or by proxy executed in writing by the Director. Proxies for use at any meeting of the Directors or in connection with the taking of any action by written consent shall be filed with the Company before or at the time of the meeting or execution of the written consent, as the case may be.
(i)    All actions of the Board shall be reflected in detailed minutes of the meeting to be taken by the Secretary, which minutes shall be furnished to each Member. Such minutes shall be signed by the Directors to indicate approval thereof.
4.2    Power of the Board. Subject to the right and obligation of the Company to, and the right and obligation of the Operator or the Officers to cause, commit or permit the Company to, take actions in accordance with any Development Budget, Annual Budget or contract or obligation previously approved by the Required Consent, including, but not limited to the Transaction Agreements, the Company shall not, and neither of the Members acting individually, nor the Operator, the Officers nor any Director acting individually shall cause, commit or permit the Company to, do any of the following without the consent of the Board by Required Consent:
(a)    Approve or amend the construction and development budget for Phase I and Phase II of the ELC Facilities (“Development Budget”). Such Development Budget will include a monthly cash flow schedule to allow Members to prepare in advance as to when funding will be required. In addition, such Development Budget will include an initial amount of capital necessary during the front end engineering and design process which will correlate to the FERC pre-filing timeframe up to the start of construction;
(b)    For the post-Interim period, subject to Section 4.4(b), approve the annual operating and capital expenditure budgets of the Company (“Annual Budgets”) and any amendments, revisions, waivers or exceptions to the items approved in the Annual Budgets which would affect the Annual Budgets by increasing them or by deleting any items that were approved in the Annual Budgets by an amount, on a category by category basis (as set forth in the Annual Budget), ***. The Annual Budget will include a monthly cash flow schedule to allow Members to prepare in advance as to when funding will be required;
(c)    (i) acquire any interest in any or all of the assets of any other entity or business enterprise, (ii) the organization of, or participation in, any joint venture or similar entity, (iii) any change in the nature of the Company’s business or purpose, (iv) the formation of any Subsidiaries of the Company; (v) the use of any property or Assets of Company for a reason other than to conduct the Company’s business or to satisfy the business purpose of Company or its Subsidiaries; (vi) any transaction the nature of which is not in the ordinary course of business; (vii) any sale, lease,

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exchange, transfer, mortgage, pledge, assignment or other disposition of any properties or assets of Company or any Subsidiary; (viii) the purchase or acquisition of any new or incremental real property or assets not otherwise contemplated in the Development Budget or Annual Budgets; (ix) any reorganization, merger, share exchange, consolidation, business combination or other statutory reorganization or similar transaction, with or without consideration, involving the Company or any of its Subsidiaries or substantially all of the assets of the Company or any Subsidiary of the Company, (x) the liquidation, termination or dissolution of the Company or any of its Subsidiaries, except as provided in Section 8.2, (xi) the filing by the Company or any of its Subsidiaries of any voluntary petition in bankruptcy or insolvency, seeking or consenting to the appointment of a receiver, liquidator, trustee or similar official, or the assignment of any assets in trust for the benefit of creditors, in any such case with respect to the Company or any of its Subsidiaries, or (xii) the expansion of the ELC Facilities, beyond the facilities described in Schedule 3;
(d)    (i) incurrence or assumption by the Company or any of its Subsidiaries of any indebtedness, loan or other obligation for borrowed money, including any increase in borrowing pursuant to any line of credit or a revolving loan, including capital leases, (ii) the granting of any security interest or pledge in the assets of the Company or any of its Subsidiaries, or (iii) the guaranty by the Company or any of its Subsidiaries of any indebtedness, loan or other obligation;
(e)    authorize, declaration or payment of distributions of any kind, except as provided in Section 6.4, including, but not limited to any non-cash distributions;
(f)    increase or reduce the Capital Account of any Member other than as expressly provided in this Agreement;
(g)    adopt or change any key policy of the Company, such as the Company’s Policies related to business principles, HSSE, Treasury matters and Risk Management and the Company’s accounting policy, tax policy, risk and insurance policy and distribution policy, except as provided in Section 6.4;
(h)    enter into any contract, agreement, transaction or other undertaking involving the Company or its Subsidiaries with a value of more than *** in any one year or in the aggregate over the term of the contract, agreement, transaction or other undertaking, or the modification of any material term of any such contract, agreement, transaction or undertaking approved by the Board, including, without limitation, modifications of payment terms, extensions and cancellations, an expansion of the ELC Facilities or the rendering of any service, involving the Company or any of its Subsidiaries unless such action is approved by the Board as a part of the Development Budget or Annual Budget or otherwise;
(i)    incur capital expenditures and investments (including capitalized leases) in the aggregate in excess of *** annually for items not included in the Development Budget or Annual Budget;
(j)    (i) admit any Person as a Member in the Company, other than as provided in Section 7 below; (ii) the issuance, sale, transfer, redemption, purchase, repurchase or other acquisition of any equity interests or securities representing equity interests in the Company or any

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Subsidiary of the Company, other than a Membership Interest the terms and conditions of which Transfer are set forth below in Section 7.1; (iii) the granting of any option or right to acquire any equity interests of the Company or any Subsidiary of the Company; (iv) once authorized, any increase or decrease in the authorized equity interests or securities of the Company or any Subsidiary of the Company;
(k)    approve the execution of, assignment of, and any amendment to, termination of (other than by expiration of the term thereof) or waiver of the Related Agreements or any provision thereof;
(l)    change the name of Company;
(m)    any act in contravention of the Act;
(n)    make any change to material accounting policies applicable to the Company;
(o)    engage attorneys, accountants, auditors and other advisors and consultants on behalf of the Company where the individual engagement of an attorney, accountant or other advisor or consultant is initially expected to exceed one hundred thousand dollars ($100,000) unless such engagement has been approved by the Board in the Annual Budget;
(p)    consent or waiver of any conflict of interest by an attorney, accountant or other advisor or consultant representing the Company;
(q)    initiate litigation or arbitration proceedings or other claims or causes of action in court or with any Governmental Authority or settling claims or causes of action asserted in litigation, or an arbitration proceeding or with any Governmental Authority;
(r)    settle claims on behalf of the Company, whether as a plaintiff or defendant;
(s)    require a Capital Contribution other than as provided for under Section 6.1 below;
(t)    open or closing any bank accounts for the Company;
(u)    establish procedures related to or contract for the purchase of liability and other insurance described in Exhibit B to protect the Company or its business or assets;
(v)    permit LNG to be delivered to any third party or customer other than SNALNG under the LSA or other than SLNG for purposes of boil off gas recycling or replenishing of the Heel;
4.3    Officers and Other Agents.
(a)    The Members hereby establish the following officers of the Company (the “Officers”), each such Officer to have the rights, powers and obligations specifically delegated and assigned to such Officer in accordance with the terms of this Agreement: (i) President, (ii) Vice

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President – Finance, (iii) Vice President – Commercial, (iv) Vice President – Technical, and (v) Secretary. So long as there is a Shell Member, the Vice President-Financial and the Vice President – Technical shall be appointed by the Shell Member (otherwise, the Board shall appoint such Officers). So long as there is a Kinder Morgan Member, the President, Vice President – Commercial and Secretary shall be appointed by the Kinder Morgan Member (otherwise, the Board shall appoint such Officers). The Board, in its discretion, may establish and delegate its rights, powers and obligations to specific agents of the Company in accordance with the terms of this Agreement. The Officers shall act at the specific direction of the Board. The agents of the Company may act only in accordance with the terms of their engagement with the Company, which engagement shall be approved by the Board, or in accordance with the terms of their contract with Company which may be entered into by the Operator only within its authority under the MAO or as approved by the Board. Notwithstanding anything to the contrary contained herein, no Officer or agent of the Company shall have the authority to take or authorize any action that the Board has not authorized them to take under the terms of this Agreement or any other Transaction Agreement.
(b)    Officers shall be and remain employees of a Member (or the Affiliate thereof) and each such Member (or Affiliate thereof) shall remain responsible for the Officer’s salary and out‑of‑pocket expenses incurred by the Officers in connection with the performance of their duties as an Officer; provided that the Company shall reimburse such Persons for any authorized out-of-pocket expenses reasonably incurred on behalf of the Company, as approved by the Board. No Officer need be a Member, Director, or resident of the State of Delaware. Each Officer shall have a duty to the Company to take all actions related to their duties and authorities in good faith and fair dealing and in a manner such Officer believes to be in, or not contrary to, the best interests of the Company, but otherwise the Officers have no fiduciary or quasi-fiduciary duty to the Company or the Members and any additional standard of care or duty otherwise imposed on any Officer by this Agreement or under the Act or any applicable law shall be eliminated to the fullest extent permitted by law. Any two or more offices may be held by the same Person. The Members acknowledge and agree that all Officers may continue to perform services for their employer or its Affiliates while they perform services for the Company.
(c)    Unless the Board decides otherwise by Required Consent, the assignment of a title to any Officer shall not on its face constitute the general delegation to such Person or assumption of such Person any particular rights, authority or obligations. An Officer’s rights, authority and obligations may only arise from a specific delegation provided in this Agreement, a Transaction Agreement or as approved by the Board by Required Consent. The following Officers shall have the authority and duties particularly described below:
(i)President. The President shall have such general executive powers to manage the business and operations of the Company as the Board may from time to time prescribe.
(ii)    Vice President – Financial. The Vice President-Financial shall have such powers and perform such duties as the Board may from time to time prescribe. In addition, the Vice President-Financial shall have the right to review and comment on (1) all financial books kept by the Company on a regular basis at any reasonable time upon reasonable request and (2) all

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financial reports prepared by the Company for the Board prior to the time that such reports are presented to the Board or at any reasonable time upon reasonable request.
(iii)    Vice President – Commercial. The Vice President – Commercial shall be responsible for commercial strategy and development of the business and provides interface with SNALNG on behalf of the Company and will execute on behalf of the Company contracts and invoices in accordance with the Annual Budget and Development Budget and shall have such powers and perform such duties as the Board may from time to time prescribe.
(iv)    Vice President – Technical. The Vice President – Technical shall have such powers and perform such duties as the Board may from time to time prescribe. In addition, the Vice President – Technical shall have the right and obligation to (1) review and comment on all technical reports and proposals regarding the operation and performance of the MMLS Units prepared by the Company for the Board prior to the time that such reports and proposals are presented to the Board or at any reasonable time upon reasonable request and (2) advise the Board regarding the technical activities of the MMLS Units and HSSE matters regarding the ELC Facilities and perform such duties as the Board may from time to time prescribe.
(v)    Secretary. The Secretary shall keep the minutes of the meetings of the Board, and shall exercise general supervision over the files and records of the Company. The Secretary shall give notice of meetings and other notices required under this Agreement and the Act and shall perform other duties as the Board may from time to time prescribe.
(d)    Each Member which has the right to appoint an Officer under this Section 4.3 shall have the right, at any time, with or without cause, to replace and remove any such Officer appointed by it and to fill any vacancy created with respect to such Officer as required to effectuate the terms of this Section 4.3. With respect to any Officer appointed by the Board (and not by a Member under the terms of this Section 4.3), the Board shall have the right, at any time, with or without cause, to replace and remove any such Officer and to fill any vacancy created with respect to such Officer.
(e)    Each Officer will hold office until a successor is chosen and qualified or until the death, resignation, or removal of such Officer. The initial Officers of the Company are those Persons set forth on Schedule 4.4 attached hereto and hereby made a part hereof.
(f)    Officers may resign at any time by giving written notice to the Board. Such resignation will take effect at the time specified in the notice, and, unless otherwise specified in the notice, the acceptance of such resignation will not be necessary to make it effective. Such resignation will be without prejudice to the contract rights, if any, of the Company.
(g)    A vacancy in an office because of death, resignation, removal, or other cause will be filled in a reasonable amount of time in the manner prescribed in this Agreement for appointment to such office.
(h)    The Officers will be indemnified by the Company to the extent and in the manner described in Section 11.2.

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4.4    The Operator.
(a)    So long as (i) any Controlling Member is a Kinder Morgan Member and (ii) the MAO has not been terminated by the Company due to an event of default thereof by the Operator or a resignation of the Operator, the Operator shall be either (1) SLNG or (2) any other Affiliate of the Kinder Morgan Member, as appointed by the Kinder Morgan Member with the approval of the Board by Required Consent, such consent not to be unreasonably withheld. In the event any Affiliate of the Kinder Morgan Member other than SLNG is appointed as the Operator such new operator must assume all obligations of SLNG under the MAO. If there is no Kinder Morgan Member as a Controlling Member or the MAO has been terminated by the Company due to a material breach thereof by the Operator or a resignation by the Operator, then the Board shall designate the replacement Operator by Required Consent, provided, however, any Operator appointed by the Board that is not an Affiliate of the Kinder Morgan Member shall be required to execute a new operating agreement in such form as the Company and the new operator consider appropriate; provided that the new operating agreement will contain (X) indemnification by the new operator in favor of SLNG for any damages to SLNG’s property and facilities at Elba Island caused by the new Operator, subject to reasonable time limits, caps or other qualifications or limitations acceptable to the Company and (Y) minimum tangible net worth and credit standards for the new Operator at least as strong as those requirements for the Operator under the MAO. In the event the Operator is to be replaced as provided herein or as set forth in the MAO, the Operator being replaced shall remain the Operator until a replacement Operator is in place or other arrangements can be made to put in place the replacement Operator.
(b)    The Members hereby acknowledge and agree that, upon the execution and delivery of the MAO by the parties thereto, the Operator is authorized, empowered and directed to take any and all actions on behalf of the Company required or permitted by the terms of such MAO in an emergency situation requiring unexpected expenses that are not in the Annual Budget or immediate actions where usual approval processes to seek consent of the Board are inadequate to avoid or protect against imminent harm to persons or property without the requirement of any additional authorization or approval other than as specified in the MAO. In other circumstances, it is understood by the Members that the Operator’s authority to act is subject to the restrictions contained in Section 4.2 hereof requiring the consent of the Board by Required Consent for certain matters.
4.5    Annual Budget. For each Fiscal Year of the Company commencing with 2014, the President shall submit to the Board, at least sixty (60) days prior to the start of such Fiscal Year, the Annual Budgets which shall consist of a budget and projected cash flow statement for the Company for the ensuing Fiscal Year, in such form as may be determined by the Board from time to time. For 2013, the Annual Budget will be prepared consistent with the Development Budget. Such Annual Budget and cash flow statement shall be prepared on a basis consistent with the Company’s financial statements and GAAP, except as noted therein, and shall be subject to the approval of the Board. From time to time during each Fiscal Year of the Company, the Board may direct the President to prepare a revised forecast against the Annual Budget of any or all of the items contained therein. Copies of any such revised forecasts shall be furnished to each Director promptly upon their

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completion. If and when the Board approves the revised forecast, it shall take the place of the Annual Budget from the date of approval thereunder.
4.6    Accounting; Books and Records; Financial Statements.
(a)    The books and records of the Company shall be maintained and prepared in conformity with U.S. GAAP. The Fiscal Year of the Company shall be the calendar year. The Accountants shall be the same accounting firm that is the auditor of the Kinder Morgan Member so long as such accounting firm is an audit firm of high international reputation such as a “Big Four” accounting firm (e.g. E&Y, KPMG, PwC or Deloitte).
(b)    At all times during the continuance of the Company, the Operator shall keep or cause to be kept full and complete books of account. The books of account shall be maintained in a manner that provides sufficient assurance that: (i) transactions of the Company are executed in accordance with the general or specific authorization of this Agreement; (ii) transactions of the Company are recorded in such form and manner as will (A) permit preparation of federal, state and local income and franchise tax returns and information returns as required by law, (B) permit preparation of the Company’s financial statements in accordance with GAAP, and (C) maintain accountability for the Company’s assets; (iii) operation of the assets is being performed in accordance with the general or specific authorization of the Board and consistent with the MAO; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.
(c)    In addition to any other rights which may be provided under the Act, each Member shall have the right at all reasonable times during usual business hours upon prior notice to Operator to designate representatives that may (i) audit, examine and make copies of the books and records of the Company, (ii) visit the facilities of the Company, (iii) observe and report on the construction and operation of the ELC Facilities and the progress thereto and cause the Company to do the same; or (iv) inspect the ELC Facilities or the construction thereof with regard the Company’s compliance with all applicable safety, health and similar requirements and cause the Company to do the same with regard to requirements applicable to the Company, the ELC Facilities and Operator’s operation of the ELC Facilities thereof. In addition, the Company has the right to audit the Operator under the MAO. At the request of either Member, the Company will exercise its right to audit the Operator pursuant to the terms of the MAO. Whether such rights are exercised by a Member on its own behalf or on behalf of the Company, such rights may be exercised through any agent, representative or employee of such Member designated by it or by independent certified public accountants or counsel designated by such Member. Each Member shall bear its expenses incurred in any examination made by a Member or its agents or representatives on its own behalf. Where a Member causes the Company to initiate an audit of the Operator, the audit shall be at the expense of the Company.
(d)    On or before the last Business Day of each May, August, and November, the Company shall furnish or cause to be furnished each Member with a balance sheet, an income statement, a statement of cash flows, a statement of changes in each Member’s Capital Account, and a budget report (to include a comparison of actual to budget expenses on a month-to-month and year-to-date basis with an explanation of any material variances from budgeted entries) for, or

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as of the end of, the fiscal quarter immediately preceding such calendar month. On or before March 1 of each year, the Company shall furnish or cause to be furnished to each Member a draft balance sheet, a draft income statement, a draft statement of cash flows, and a draft statement of changes in each Member’s Capital Account for the immediately preceding calendar year. On or before April 30 of each year, the Company shall furnish or cause to be furnished each Member with audited financial statements, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s Capital Account for the immediately preceding calendar year. Annual financial statements must be prepared in accordance with GAAP and FERC requirements and audited by the Company’s independent auditor.
4.7    Tax Matters.
(a)    The Company shall make the following elections on the appropriate tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    to elect, pursuant to Section 754 of the Code in accordance with the applicable Treasury Regulations thereunder, to adjust the basis of the Company’s properties;
(iv)    to elect to amortize the organizational expenses of the Company ratably over the period as permitted by Section 709(b) of the Code; and
(v)    any other election the Board may deem appropriate.
Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
(b)    The Kinder Morgan Member is hereby designated as the “tax matters partner” of the Company under Code Section 6231(a)(7) (the “Tax Matters Member”). The Tax Matters Member shall prepare or cause to be prepared and filed, on a timely basis, all Federal and State and local tax returns required of the Company, which returns shall be reviewed and approved in advance of filing by the other Member. At least thirty (30) days prior to the due date (including extensions) of any applicable Federal or State income tax returns, each Member shall be furnished with a draft of the proposed income tax return, and shall be entitled to make suggestions and recommendations with respect to those returns before they are filed with the applicable tax authorities. If the non-Tax Matters Member objects to the draft of a proposed income tax return, Members shall first negotiate in good faith to reach agreement on the disputed item or items; failing such agreement, the Members shall jointly select a nationally recognized independent accounting firm to review the disputed item or items and provide a recommendation as to the proper treatment of the item or items and the Tax Matters member shall follow such recommendation on the filed return. The Tax Matters Member shall also obtain the approval of each other Member(s) in advance of making any changes

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to the tax status of the Company. Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver to each Member a copy of the Company’s federal and state income tax and information returns for each Fiscal Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to prepare properly its own income tax returns. In addition, the Company will cause each Member to be provided with estimates of all such information on or before the first day of February of each Fiscal Year. The Company shall bear the costs of the preparation and filing of its tax returns.
(c)    The Tax Matters Member must receive the consent of the other Member prior to agreeing to waive any statute of limitations or agreeing to any settlement if such waiver or settlement would bind each other Member or the Company. The Tax Matters Member shall take such action as may be reasonably necessary to constitute each other Member a “notice partner” as that term is defined in Section 6231 of the Code and shall keep each other Member fully informed as to any tax audits of the Company, including permitting each other Member to participate in any conferences or meetings with any taxing authority and in any subsequent administrative or judicial proceedings. The Tax Matters Member must receive the consent of each other Member prior to the commencement of any administrative or judicial proceeding with respect to any audit of the Company’s tax return.
(d)    The Tax Matters Member may, if it determines that the retention of accountants or other professionals would be in the best interests of the Company, retain such accountants or professionals to assist the Tax Matters Member in its duties as Tax Matters Member subject to Section 4.2 hereof requiring the consent of both Members. The Company shall indemnify and reimburse the Tax Matters Member for outside professional, legal and accounting fees borne by the Tax Matters Member, incurred in connection with fulfilling its duties as Tax Matters Member, including, without limitation, the preparation of the Company’s tax returns and any administrative or judicial proceeding with respect to any audit of the Company’s tax returns.
(e)    The Tax Matters Member must, in coordination with each other Member, timely request and diligently manage processes to obtain sales and use tax, property tax or any other tax exemption, abatements, incentives or credits that may be provided by applicable Federal, State or local laws. The Tax Matter Member must keep each other Member fully informed as to any process, including permitting each other Member to participate in any conferences or meetings with any taxing authority and advisor or reviewing requests or any other documentation to be presented or filed before taxing authorities.
4.8    Insurance.
(a)    Prior to acceptance of the FERC Order, the Company shall procure and maintain the types and amounts of insurance required by the Board. As of the date that the Company accepts the FERC Order, the Company shall procure and maintain the types and amounts of insurance required by applicable law and the insurance described on Exhibit B hereto and such insurance shall remain in force for the duration of this Agreement.

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(b)    The Company shall procure and maintain different or additional insurance coverage as the Board may from time to time require.
(c)    Unless otherwise approved by the Board, all insurance to be arranged by Company shall be placed with (re-) insurers that have a credit/financial strength rating of “A-“ or higher from A.M. Best or the equivalent from another internationally recognized credit rating agency acceptable to the Board.
(d)    All insurance shall be placed with reputable licensed insurers, reinsured if applicable, or otherwise to the Board’s satisfaction. To the extent permitted by law, the Company shall ensure that participation in all insurance entered into by it as insured is offered to the Affiliate insurance companies of the Members at least to the extent of their Membership Interest in the Company, provided that such Affiliate insurance companies met the minimum financial security rating stipulated in Section 4.8(c).
(e)    To the extent permitted by law, a Member may elect not to participate in the property damage insurance to be procured by the Company, provided such Member provides to the Company either a current certificate of adequate insurance coverage or other evidence of financial responsibility. Both the certificate of insurance or the other evidence of financial responsibility must:
(i)    fully cover such non-participating Member’s share based on such non-participating Member’s Membership Interest of the risks that would otherwise be covered by the insurance to be procured by the Company;
(ii)    meet the relevant requirements set out in Exhibit “B” hereto;
(iii)    meet the credit/financial strength rating stipulated for insurance companies under Section 4.8(c), and
(iv)    be formally approved as acceptable by the Board.
(f)    Coverage shall be written such that the applicable insurer(s) shall waive any right of recovery, under subrogation or otherwise, which the insurer(s) may have or acquire against each Member or their respective subsidiaries, Affiliates, directors, partners, officers or agents for claims under such policies.
(g)    All insurance coverage obtained in relation to this Agreement shall be endorsed to provide that cancellation or termination shall not be effective without thirty (30) days prior written notice to the insured excepting only cancellation for non-payment of premium where such notice period shall be ten (10) days.
(h)    All such coverage shall, where applicable, name each Member as an additional insured.
(i)    The insurance policies placed by or on behalf of Company shall, where applicable, contain a severability of interest clause and a standard cross liability clause.

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(j)    The Company shall require all contractors and subcontractors engaged by the Company to maintain all insurance coverages required to be carried by such Person or business under any Applicable Law, and such other insurance coverage as the Company may deem advisable and to provide, upon request, certificates reflecting such insurance.
(k)    All policies of insurance maintained by the Company shall be primary to and non-contributing with any other policies of the Members.
(l)    Members’ individual global and/or corporate insurance program(s) is/are stand alone and do not operate as excess or umbrella insurance(s) for the Company or any other Members except as otherwise expressly agreed and specifically arranged for the Company by the Members.
4.9    Bank Accounts. Withdrawals from any bank account of the Company shall be made only upon (i) the signature of such Officer(s) as the Board from time to time shall designate through a written resolution consenting to such delegation of authority or (ii) the Operator under the authority set forth in the MAO to receive and disburse funds as required under the Annual Budget or Development Budget or as set forth in this Agreement in Section 4.4(b).
4.10    Other Activities of the Members and Their Affiliates. Each Member and their respective Affiliates are free to engage in, conduct, transact or participate in any business or activity whatsoever, including without limitation, the business or activities of the same or similar nature conducted by the Company and its Subsidiaries without any accountability, liability, or obligation whatsoever to the Company, its Subsidiaries or the other Member(s). Each Member may enter into the Related Agreements with Company and such Member negotiating with Company shall be entitled to protect its own business interests or those of its Affiliates without breaching any implied duty to Company; provided, however, once such Related Agreements are executed, nothing contained herein shall prevent, encumber or waive Company’s right to enforce or defend such Related Agreements or to take any position or action necessary to enforce such Related Agreements or otherwise protect Company’s interest. No Member or any Affiliate of any Member shall be obligated to present, offer, transfer or assign to the Company any particular investment or business opportunity presented to such Member or Affiliate thereof, regardless of whether the Company could take advantage of such opportunity if it were presented to the Company, but is entitled to avail itself of any such opportunity for its own behalf. Nothing herein is intended to create a fiduciary or quasi-fiduciary duties or similar duties or obligations or subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company. To the extent that, at law or in equity, a Member has any fiduciary or other duty to the Company or any other Member pursuant to this Agreement, such duty is hereby eliminated pursuant to Section 18-1101(c) of the Act; provided, however, that the foregoing does not eliminate the implied contractual covenant of good faith and fair dealing. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to a Member, and each Member (and its appointed Director) shall be permitted to vote its Membership Interest in its own self-interest. No Member who (directly or through an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to

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communicate or offer such opportunity to the Company or any other Member, and such Member shall not be liable to the Company, to any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member or its Affiliates pursue or acquire such opportunity for itself or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. By way of example and not in limitation of the foregoing, any pipeline or liquefied natural gas project may be separately pursued by one or more of the Members or their respective Affiliates. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other businesses, investments or activities of a Member or to the income or proceeds derived therefrom. Further, it will not constitute a breach of fiduciary or other duty for a Member or any Affiliate thereof (i) to engage in activities or business transactions of the same type conducted by the Company or its Subsidiaries or other Members; or (ii) to devote any amount of time to any other matters not related to the activities of the Company.
4.11    Interim Period Construction Management. During the Interim Period and for any subsequent period of time until any and all construction-related issues have been completed, subject to the power and authority of the Board, the Company will form a Joint Owners Team (“Joint Owners Team”) to manage implementation and construction of the ELC Facilities (the “ELC Project”). The Joint Owners Team will consist of employees or secondees of each Member to the Company under the Shell TSA and the KM TSA, respectively. The Members agree to provide dedicated employees to support the Joint Owners Team, as appropriate. A Shell secondee or employee will be the Project Manager of the ELC Project unless otherwise agreed by SUSGP. During the Interim Period, the Operator shall provide administrative and supporting services relating to the implementation of the construction of the ELC Project under the terms and conditions of the MAO. The Joint Owners Team shall coordinate and consult with the Board on any issue arising out of the construction, operation and maintenance of the ELC Project, including, but not limited to the Development Budget, contracts, claims, delays, overruns, contractor breach or default or other project matters.

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The ELC Project is part of a total project (the “Total Project”) consisting of (i) the ELC Project, (ii) a project to upgrade SLNG’s existing terminal facilities pursuant to a Ship Loading Precedent Agreement between SLNG and SNALNG of even date herewith (the “SLNG Project”) and (iii) a project to upgrade EEC’s existing pipeline facilities pursuant to a Pipeline Precedent Agreement between EEC and SNALNG of even date herewith (the “EEC Project”). The EEC Project together with the SLNG Project are referred to herein as the “Related Projects”. Pursuant to the IPOT Agreement, an Integrated Project Oversight Team (“IPOT”) shall be formed to oversee the implementation of the construction of the Total Project, provide coordination and synchronization and provide a means to resolve any conflict among the ELC Project, the SLNG Project and the EEC Project. The IPOT shall include both Directors of the Company, the Vice President – Commercial of the Company, the Vice President – Technical of the Company, one representative from Kinder Morgan to represent the Related Projects, and one representative from SUSGP to represent the design, manufacture and delivery of the MMLS Units. The Company, SLNG and EEC will each appoint the same employee or contractor of the Kinder Morgan Member or its Affiliate to be the Project Director to provide oversight of the Total Project. The Project Manager for the ELC Project will report to the Project Director. The Project Director will report to the IPOT in accordance with the terms of the IPOT Agreement and to the Company, EEC and SLNG under its contractual arrangements with each company.
SECTION 5
REGULATORY STATUS
5.1    Regulatory Status. Company and SLNG will file with the FERC an Application to obtain a FERC Order to construct and install the ELC Facilities at the Elba Terminal and to integrate them, as necessary, with the SLNG Facilities. SLNG has filed with the U.S. Department of Energy (“DOE”) an application for authorization to export LNG from the Elba Terminal to non-FTA countries. The Company will be subject to all Applicable Laws, rules, regulations and orders of any Governmental Authority having jurisdiction.
5.2    Cooperation. Each Member agrees to support the Company and SLNG in securing the Governmental Approvals, including without limitation, preparing, filing and prosecuting the FERC and DOE Applications and providing any information requested by any Governmental Authority or Company that they deem necessary to obtain such approvals.
SECTION 6
FINANCIAL MATTERS
6.1    Capital Contributions. The Members shall make Capital Contributions in accordance with the following:
(a)    Within sixty (60) days following the Effective Date, each Member will provide to the other Member a full accounting of their Development Costs incurred up to the Effective Date, together with sufficient supporting detail for the Members to verify the Development Costs. Each Member shall have thirty (30) days from receipt of the other Member’s detailed listing of Development Costs to accept or challenge the appropriateness of including such Development Costs as costs appropriately incurred in developing the Project. At such time as each Member has accepted

EXECUTION VERSION

the other Member’s Development Costs as appropriately incurred in the development of the Project, such Development Cost shall be deemed contributed. The Development Costs paid by each Member through the Effective Date shall be deemed Capital Contributions to the Company and shall be credited to their respective Capital Accounts as of the Effective Date. Each Member’s initial Membership Interests in the Company shall be set forth opposite such Member’s Name on Schedule 1 attached hereto and made a part thereof. During the Interim Period, in the event that Development Costs are not contributed by the Members prorata in conformity with their initial Membership Interest, the Capital Accounts of the Members shall be trued up to be in proportion to each Members’ initial Membership Interest by the use of one or more disproportionate cash call requirements to fund the Development Contribution Amounts, calculated as if the cash call and the deemed Capital Contribution of Development Costs both occurred on the Effective Date.
(b)    On the In Service Date, the Members will fund the Company’s initial working capital requirements in accordance with their Membership Interests in an amount to be determined by the Board,, in each case to the Company in cash by wire transfer to the Company's bank account and will be credited to their respective Capital Accounts as of the In Service Date.
(c)    The Members shall contribute to the Company the sums required for the Company to fund the Development Budget (the "Development Contribution Amount"). Such Capital Contributions shall be made pursuant to cash calls issued by the Operator from time to time, in accordance with this Agreement and the MAO in order to fund the Company’s Contractual Obligations under the MMLS Purchase Agreement and the cash flow schedule approved by the Board as a part of the Development Budget, and setting forth the Capital Contribution Date(s) (the first of which shall not be earlier than the 30th calendar day following the giving of such notice, unless an earlier date is otherwise agreed by the Board) for such Capital Contributions. The Company shall use such Capital Contributions exclusively for the purposes set forth in the Development Budget.
(d)    Excluding amounts included in the Development Contribution Amount, which shall be funded as described in Section 6.1(c) above, to the extent there are insufficient funds to satisfy obligations of the Company, which such obligations were incurred or effectuated in accordance with Section 4.2 above, from (i) cash on hand or (ii) indebtedness approved by the Board in accordance with the terms hereof, the Members shall contribute to the Company the sums required for the Company to pay all amounts necessary to satisfy its Contractual Obligations (the “Company Contribution Amount”). Such Capital Contributions shall be made pursuant to cash calls issued by the Operator or any Member, from time to time, in accordance with this Agreement and the MAO in order to fund the monthly cash flow schedule approved by the Board as a part of the Annual Budget, and setting forth the Capital Contribution Date(s) (the first of which shall not be earlier than the 30th calendar day following the giving of such notice, unless an earlier date is otherwise agreed by the Board) for such Capital Contributions. The Company shall use such Capital Contributions exclusively for the purposes of satisfying the Contractual Obligations.
(e)    At any time and from time to time during any Fiscal Year after the Interim Period, the Board by Required Consent may issue capital calls to the Members for Capital Contributions which shall state with sufficient detail and clarity the purpose of the capital call and

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other information reasonably necessary in order for the Members to make a decision regarding the capital call; provided, however, that prior to taking any such action the Board shall discuss (i) the proposed use of the funds described in reasonable detail, (ii) the events and circumstances giving rise to the need for such Capital Contribution; (iii) whether or not the Capital Contributions could be funded through (x) a loan from a Member or Members or (y) borrowing from Third Parties through traditional means and the pros and cons of such financing to Company and the Members; and (iv) why the funds generated by the business of the Company with respect to proposed Capital Contributions are insufficient or incapable of meeting the increased financial requirements of Company. A Member shall have an opportunity to object to any capital call under this Section 6.1(e) by providing notice at the time the respective Capital Contribution is discussed. If after such discussion the Board decides to proceed with such Capital Contribution, such approved Capital Contributions shall be made, under the parameters determined by the Board. The Operator shall establish the Capital Contribution Date(s) (the first of which shall not be earlier than the 30th calendar day, unless the Board agrees otherwise to an earlier date following the giving of such notice) for such Capital Contributions. Notwithstanding the foregoing, the Board may, prior to any Member making its Capital Contribution requested under this Section 6.1(e), withdraw any request pursuant to this Section 6.1(e) upon written notice to the Members. Notwithstanding the foregoing, no Member shall be obligated to make any Capital Contributions to the Company under this Section 6.1(e) in the event of a bankruptcy of the Company.
(f)    Except for events described in Section 6.1(a), (b), (c), (d) and (e) no Member shall make, or be required to make, any additional Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be entitled to demand or receive a return of its Capital Contributions. On each Capital Contribution Date, each Member shall make a Capital Contribution to the Company in cash in an amount equal to its Membership Interest in the Company multiplied by the aggregate amount of the Capital Contributions due on such date. All Capital Contributions pursuant to this Section 6.1 shall be made by wire transfer of immediately available funds to the bank account of the Company specified in the applicable capital call notice. Any Dispute or Board Deadlock regarding a Capital Contribution under this Section 6.1 will be resolved in accordance with Article 12.
(g)    If any Member (the “Non-Funding Member”) fails to make on the applicable Capital Contribution Date all or any part of a Board approved Capital Contribution then due and does not cure such failure within three (3) Business Days following the receipt of written notice of such failure from the Company or any other Member, (a) any Member which is not a Non-Funding Member shall have the right to exercise any and all rights or remedies available at law or equity against such Non-Funding Member; (b) in addition (and without limitation on the right of any Member which is not a Non-Funding Member to seek any and all rights or remedies at law or equity), any such Member which is not a Non-Funding Member (a “Contributing Member”) may, but shall not be required, to advance on a pro rata basis, based upon the respective Membership Interest of each Contributing Member, the portion of such Board approved Capital Contribution that the Non-Funding Member failed to contribute (the “Delinquent Contribution”), and (c) if the Delinquent Contribution is not fully funded pursuant to clause (b), any Contributing Member who agrees to advance a portion of the Delinquent Contribution pursuant to clause (b), may, but shall not be required to, advance any portion of the unfunded Delinquent Contribution (allocated pro rata

EXECUTION VERSION

among each Contributing Member who agrees to fund under this clause (c)). The Operator shall be entitled to specify deadlines for Contributing Members to respond to requests for and to fund Delinquent Contributions that are reasonable in the circumstances. Subject to Section 6.1(g)(vii), any such advances pursuant to this Section 6.1(g) shall constitute a loan to the Non-Funding Member from the Contributing Member and have the following results:
(i)    the sum advanced by the Contributing Members shall constitute a loan from such Contributing Members to the Non-Funding Member and a Capital Contribution of that sum to the Company by the Non-Funding Member;
(ii)    the principal balance of the loan and all accrued unpaid interest thereon (collectively, the “Obligation”), together with all interest accrued thereon and all costs and expenses associated therewith (“Costs”), shall be due and payable in whole on the fifteenth (15th) Business Day after the day written demand requesting payment is made by a Contributing Member to the Non-Funding Member; provided, however, that the Non-Funding Member may prepay the Obligation in whole or in part at any time prior to the date due;
(iii)    the amount advanced by the Contributing Member(s) shall bear interest at the Stated Rate from the day that the advance is made (the “Subsequent Funding Date”) until the date that the loan, together with all interest accrued thereon and all Costs, is repaid to each Contributing Member;
(iv)    all Distributions from the Company that otherwise would be made to the Non-Funding Member (whether before or after dissolution of the Company) instead shall be paid to each Contributing Member until the Obligation and any Costs have been paid in full to such Contributing Member (with payments being applied first to Costs, second to accrued and unpaid interest, and finally to principal);
(v)    each Contributing Member shall have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including court proceedings and exercising the rights of a secured party under the Uniform Commercial Code of the State of Texas or any other appropriate State that the Contributing Member may deem appropriate to obtain payment from the Non-Funding Member of the Obligation and all Costs;
(vi)    the Non-Funding Member deemed to have received a loan from a Contributing Member under the terms of this Section 6.1(g) shall continue to be deemed in Default until all Obligations and all Costs under such loan have been paid and satisfied in full; and
(vii)    If the Obligation and Costs are not repaid to each Contributing Member by the Non-Funding Member within fifteen (15) Business Days after the day written demand requesting payment is made by such Contributing Member to the Non-Funding Member, then the loan described above in this Section 6.1(g) shall be cancelled, and the amount of such unpaid Obligation and Costs shall be transferred to and increase such Contributing Member’s Capital Account with a corresponding decrease in the Capital Account of the Non-Funding Member. Upon such transfer, the Membership Interest for each such Member shall be automatically adjusted to

EXECUTION VERSION

equal the percentage obtained by dividing (A) if such loan was made due to the failure of a Member to make a Capital Contribution before or during the Interim Period, (I) the sum of all Capital Contributions made by such Member or its predecessors in interest by (II) the sum of all Capital Contributions made by all Members or their respective predecessors in interest and (B) if such loan was made due to the failure of a Member to make a Capital Contribution after the Interim Period, (I) the Capital Account of such Member by (II) the aggregate Capital Accounts of all Members; provided that the adjustments to the Membership Interests provided in this subsection (B) shall occur after adjustment of the Capital Accounts as provided in Section 6.1(h)(v) as if additional Membership Interests were being issued. Upon the adjustment of the Membership Interests in the manner set forth in the preceding sentence, Schedule I shall be deemed to be amended to reflect such adjusted Membership Interests.
(h)    Capital Accounts.
(i)    A Capital Account will be established and maintained by the Company for each Member in accordance with this Section 6.1(h).
(ii)    A Member’s Capital Account will be increased by (i) the amount of money, the pre-formation development costs paid by each Member, and the initial Gross Asset Value of any property contributed by such Member to the Company, (ii) such Member’s allocable share of Profits, income, and gain based on their Membership Interest, and (iii) the amount of any Company liabilities that are expressly assumed by such Member or that are secured by any Company property distributed to such Member.
(iii)    In the event that any Member makes a loan to the Company, the loan will not be considered a contribution to the capital of the Company and will not increase the Capital Account of the lending Member. Repayment of such loans will not be deemed withdrawals from the capital of the Company.
(iv)    A Member’s Capital Account will be decreased by (i) the amount of money or the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 hereof, and (iii) the amount of any liabilities of such Member that are expressly assumed by the Company or that are secured by any property contributed by such Member to the Company.
(v)    In determining the amount of any liability for purposes of subparagraphs (ii) and (iv) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.
(vi)    In accordance with Section 1.704-1(b)(2)(iv)(f), of the Regulations, the Board shall increase or decrease the Capital Accounts of the Members to reflect a reevaluation of Company property on the Company’s books to its Fair Market Value (as determined by the Board and taking into account Section 7701(g) of the Code); provided however, that the Capital Accounts of the Members will not be adjusted to the extent that the Board reasonably determines that an

EXECUTION VERSION

adjustment pursuant to Section 6.1(h)(v) hereof is not necessary to reflect the relative economic interests of the Members in the Company.
(vii)    The Capital Account of each Member will be determined after giving effect to all transactions which have been effected prior to the time when such determination is made giving rise to the allocation of income, gain, profits, losses, deductions, and other expenses and to all contributions and distributions theretofore made. No Member shall have the right to withdraw all or any part of its Capital Account or to receive any return on any portion of its Capital Account, except as may be otherwise specifically provided in this Agreement. A Person who acquires a Membership Interest from a Member will have a Capital Account balance of the Membership Interest so acquired or transferred. The Company will not pay interest on any Capital Contribution or Capital Account.
(viii)    All fees, salary, interest, or similar items payable to a Member pursuant to this Agreement or the Related Agreements will be deemed a guaranteed payment for federal income tax purposes and not a distribution to such Member. Such fees or payments to a Member will not reduce the Capital Account of the Member, except to the extent of its distributive share of any Company Losses or other downward capital adjustment resulting from such payment.
(ix)    From time to time the Tax Matters Member may make such modifications to the manner in which the Capital Accounts are computed to comply with Regulations Section 1.704-1(b) and 1.704-2; provided that such modification is not likely to have a material effect on the amounts distributable to any Member pursuant to this Agreement.
(x)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and should be interpreted and applied in a manner consistent with such Regulations.
(xi)    Any Member with a deficit balance in its Capital Account because of a Delinquent Contribution for which there was no payment by a Contributing Member or adjustment in Membership Interest shall be in default to the Company and Company may take any action permitted by law to recover such Delinquent Contribution from a Member. In addition, no member, partner, or shareholder in any Member will have any liability to the Company or any other Member for any deficit balance in the Capital Account of the Member in which it is a member, partner, or shareholder. Furthermore, a deficit Capital Account balance of a Member (or a deficit Capital Account of a member, shareholder or partner in a Member) will not be deemed to be a Company asset or Company property.
(i)    Withdrawal of or Return on Capital Account. No Member has the right to withdraw all or part of its Capital Account or to receive any return on any portion of its Capital Account, except as may be otherwise specifically provided in this Agreement.
(j)    Distributions other than Cash. Except as set forth in Section 8.4, under circumstances involving a return of Capital Contributions or other distribution by the Company, no Member will have the right to receive property of the Company other than cash.

EXECUTION VERSION

(k)    Option for Phase II of ELC Facilities.
(i)    On or before the date that is *** days after the date that FERC approves the Company’s request to enter the prefiling process for the construction and installation of the ELC Facilities including Phase I and Phase II of the ELC Facilities (“First Election Date”), SUSGP shall notify the Company in writing of its election of whether or not to proceed with Phase II of the ELC Facilities. In the event the Company does not receive any such notice from SUSGP on or before the First Election Date, then the lack of notice shall be treated as though SUSGP elected not to proceed with Phase II of the ELC Facilities. In the event no notice in writing is received by the Company or SUSGP affirmatively elects not to proceed with Phase II, the Company shall have no obligation to proceed with the construction and installation of any of the Phase II ELC Facilities and there shall be no Second Election as provided in Section 6.1(l)(ii) below. If SUSGP does not elect Phase II, the Company’s obligations with respect to the construction, operation and maintenance of the Phase I ELC Facilities shall continue in full force and effect and any references in this Agreement to the ELC Facilities shall refer to the Phase I ELC Facilities. In the event SUSGP makes an election by the First Election Date to proceed with Phase II of the ELC Facilities (“First Election”), then, provided that all of the conditions precedent set forth in the LSA are met or waived, the Company shall either (x) amend the existing MMLS Unit Purchase Agreement with SUSGP to provide for the purchase of the additional MMLS Units associated with the Phase II ELC Facilities, or (y) enter into a purchase agreement for the additional MMLS Units with the Third Party manufacturer of the units under contract with SUSGP in a form substantially similar to the contract for the MMLS Units that SUSGP has with such Third Party manufacturer. The Company will then construct and install at least two (2) additional MMLS units and appurtenances beyond the six (6) MMLS units installed or to be installed as part of the Phase I ELC Facilities. SUSGP shall specify in the First Election the proposed in-service date for the Phase II ELC Facilities; provided however, such proposed in-service date shall be no later than two (2) years after the in-service date for the Phase I ELC Facilities.
(ii)    In the event SUSGP makes the First Election as provided above in Section 6.1(k)(i), then on or before the date that is *** days after the date that FERC approves the Company’s request to enter the prefiling process for the construction and installation of the ELC Facilities (“Second Election Date”), SUSGP shall notify the Company in writing of its election to increase the scope of the Phase II ELC Facilities from two (2) to four (4) additional MMLS units (“Second Election”). In the event the Company does not receive any such notice from SUSGP on or before the Second Election Date, then the lack of notice shall be treated as though SUSGP elected to proceed with only two (2) additional MMLS Units to be included as the Phase II ELC Facilities. In the event SUSGP makes an election on or before the Second Election Date to proceed with the installation of four (4) additional MMLS units as part of Phase II of the ELC Facilities, then, provided that all of the conditions precedent set forth in the LSA are met or waived, the Company shall construct and install four (4) additional MMLS units for Phase II.
(iii)    If, as of the First Election Date, a First Election is not received by the Company or SUSGP has affirmatively elected not to proceed with Phase II under the First Election in Section 6.1(k)(i) above, then if (A) DOE grants SLNG a non-FTA export permit for the Export Operations within twenty-four (24) months from the filing date of SLNG’s application

EXECUTION VERSION

therefor with the DOE and (B) FERC has not denied or rejected construction and operation of the ELC Facilities consisting of ten (10) MMLS Units as of the First Election Date and FERC grants approval for at least six (6) MMLS Units within thirty (30) months from the filing date of the FERC Application (the “Phase II Withdrawal Fee Conditions”), then SUSGP shall pay to SLC a Phase II withdrawal fee of *** (“Phase II Withdrawal Fee”). In the event the Phase II Withdrawal Fee Conditions are not satisfied, the Phase II Withdrawal Fee shall not become due or be payable. In the event the Phase II Withdrawal Fee Conditions are satisfied and SUSGP elects, or is deemed to have elected, to not proceed with Phase II, SUSGP will make payment of the Phase II Withdrawal Fee to SLC within sixty (60) days of the later of (X) the First Election Date or (Y) the date the conditions precedent in (A) and (B) above are both satisfied. Payment by SUSGP and receipt by SLC of the Phase II Withdrawal Fee shall not be deemed a Capital Contribution and shall have no effect in any manner upon, and shall be made separate and apart from either Member’s Capital Account established hereunder. Notwithstanding any other term herein, SLC shall have all rights and privileges hereunder to initiate a cause of action against SUSGP for nonpayment of any or all of the Phase II Withdrawal Fee once the Phase II Withdrawal Fee Conditions are satisfied and the Phase II Withdrawal Fee is due and unpaid. In addition, if the Phase II Withdrawal Fee becomes due and payable and the Phase II Withdrawal Fee Conditions are satisfied, SUSGP agrees to reimburse the Company for any Development Costs that are associated with the Phase II ELC Facilities that are paid or committed through the First Election Date. In the event the Second Election is not received by the Company or SUSGP affirmatively elects not to proceed with the additional MMLS Units for Phase II under the Second Election set forth in Section 6.1(k)(ii) above, SUSGP agrees to reimburse the Company, separate and apart from SUSGP’s Capital Account hereunder, for any Development Costs that are paid or committed through the Second Election Date that are associated with the additional two (2) MMLS Units which were proposed as part of the Phase II ELC Facilities, but not elected by SUSGP in the Second Election.
(iv)    During the option time period through the Second Election Date as set forth in Section 6.1(k)(ii) above, SLC will not, and will cause its Affiliates to not, market additional liquefaction at the Elba Terminal other than for a liquefaction project primarily focused on peak shaving for two existing firm shippers of SLNG and SNG, respectively, with which negotiations are ongoing as of the effective date of this Agreement.
(l)    Under the LSA, *** SNALNG’s obligations to the Company are guaranteed by Shell Oil Company pursuant to the terms of a guaranty in the form of Exhibit “H” to the LSA to which SLC is the sole beneficiary. Any payments made by Shell Oil Company to SLC under such Guaranty shall not be deemed a Capital Contribution and shall have no effect in any manner upon, and shall be made separate and apart from either Member’s Capital Account established hereunder.
6.2    No Reliance by Parties Extending Credit. Without limiting the generality of Section 14.13, the provisions of Section 6.1 above are hereby expressly stated not to be for the benefit of any Person other than the Members, including without limitation, any Person now or hereafter extending credit to the Company, and it is the intent of the Members that reliance by any such Person other than the Members should be deemed unreasonable for purposes of the Act. No Member or Operator will be liable for the debts, loans, liabilities, contracts or other obligations of the Company,

EXECUTION VERSION

except to the extent expressly provided herein or in the Act. No Member or Operator shall be liable for the debts or liabilities of any other Member. No Member or Operator will be required to loan the Company any funds.
6.3    Allocation of Profits and Losses.
(a)    After giving effect to the special allocations set forth in Section 6.3(d), Profits for any Allocation Year shall be allocated to the Members in proportion to their respective Membership Interests.
(b)    After giving effect to the special allocations set forth in Section 6.3(d), Losses of the Company for each Allocation Year shall be allocated to the Members in proportion to their respective Membership Interests.
(c)    Losses allocated pursuant to Section 6.3(b) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.3(b) hereof, the limitation set forth in this Section 6.3(c) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Member(s) in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.
(d)    The following special allocations shall be made in the following order:
(i)    Except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in Minimum Gain during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for the Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704‑2(f)(6) and 1.704-2(j)(2). This paragraph (i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Except as otherwise provided in Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for the Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt

EXECUTION VERSION

determined in accordance with Regulations Section 1.704-2(j)(2). The items to be so allocated shall be determined in accordance with Regulation Sections 1.704‑2(i)(4) and (j)(2). This paragraph (ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704‑1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this paragraph (iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.3 have been tentatively made as if this paragraph (iii) were not in this Agreement. This paragraph (iii) is intended to constitute a “qualified income offset” under Regulation Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(iv)    Nonrecourse Deductions for any Allocation Year shall be allocated to the Members in accordance with their respective Membership Interests.
(v)    Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704‑2(b)(4) and (i)(1)).
(vi)    To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(e)    Tax Allocations; Code Section 704(c).
(i)    Subject to paragraph (ii), each item of income, gain, loss, deduction, and credit of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Section 6.3.
(ii)    In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to and property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the remedial allocation method pursuant to Regulations Section 1.704-3(d). In

EXECUTION VERSION

the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (a) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value using the remedial allocation method pursuant to Regulations Section 1.704-3(d).
(iii)    Allocations pursuant to this Section 6.3(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
(f)    Other Allocation Rules.
(i)    For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses, and other items will be determined on a daily, monthly or other basis as determined by the Tax Matters Member using a permissible method under Code Section 706 and the related Regulations.
(ii)    Except as otherwise specifically provided in this Agreement, all items of Company income, gain, loss, deduction, credit and other allocations will be divided among the Members in the same proportions as they would otherwise share Profits and Losses consistent with their Membership Interests.
The Members agree to follow the provisions of this Section 6.3 when reporting their respective shares of Company income and loss for income tax purposes.
6.4    Distributions.
(a)    Distributions shall be made to the Members (“Distributions”) to the extent that the Company has net cash from any and all sources remaining after providing for payment of current, prospective or contingent obligations, including working capital and operating costs of the Company and any other amounts approved by the Board for reserves (“Available Cash Flow”). In making this determination of whether or not the Company has Available Cash Flow, the Operator shall examine and consider cash flow projections in accordance with the Annual Budgets, including, without limitation, such items as earnings, taxes, capital expenditures and working capital requirements of the Company. Once the Operator has made a determination that the Company has Available Cash Flow, then the Company shall make Distributions to the Members in an aggregate amount equal to such Available Cash Flow in accordance with this Section 6.4(a). Subject to its evaluation of the Company’s Available Cash Flow as provided above, Operator will make Distributions to the Members at least as often as each fiscal quarter.
(b)    Distributions shall be made only to the Members simultaneously in proportion to their respective Membership Interests at the time thereof, except as provided above in Section 6.1(g). No member in default of making a Capital Contribution pursuant to this Agreement shall receive a Distribution until such Capital Contribution is paid by the Non-Funding Member.

EXECUTION VERSION

(c)    The Company shall withhold and pay over to the Internal Revenue Service or other applicable taxing authority all taxes or withholdings, and all interest, penalties, additions to tax, and similar liabilities in connection therewith or attributable thereto (hereinafter “Withholding Taxes”) to the extent that the Operator determines that such withholding and/or payment is required by the Code or any other law, rule, or regulation, including, without limitation, Sections 1441, 1442, 1445, or 1446 of the Code. The Operator shall determine to which Member such Withholding Taxes are attributable. All amounts withheld pursuant to this Section 6.4(d) with respect to any allocation, payment or distribution to any Member shall be treated as amounts distributed to such Member pursuant to Section 6.4(a) hereof for all purposes of this Agreement.
(d)    Notwithstanding anything to the contrary set forth in this Section 6.4, neither the Company nor the Operator on behalf of the Company will make a distribution to any Member on account of its interest in the Company, if such distribution would be prohibited by or in violation of the Act or other applicable law.
SECTION 7
TRANSFER OF MEMBERSHIP INTEREST
7.1    General. A Member may not Transfer all or any portion of a Membership Interest unless such Transfer is made in accordance with the securities laws and in accordance with, and as expressly authorized by, the provisions of this Agreement, including, in particular, the provisions of this Section 7.1 and 7.2 and 7.5 below. Any purported Transfer in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize the Transferee with respect to any such prohibited Transfer as a Member or an assignee of a Member.
(a)    Notwithstanding anything to the contrary contained herein, unless such action is approved by the Board by Unanimous Consent, no Member may effect a Transfer either (i) during the Interim Period or (ii) except as provided in Section 7.2(a), if such Transfer constitutes a Transfer of less than 100% of such Member's Membership Interest.
(b)    A Membership Interest shall not be Transferred except pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended, and other applicable securities laws.
(c)    Except as provided in Section 7.5, (i) no Transferee shall have the right to become a Substituted Member and (ii) unless and until a Transferee is admitted as a Substituted Member, (A) such Transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder other than to receive its share of allocations and distributions pursuant to this Agreement and (B) the Member who has Transferred all or any part of its Membership Interest to such Transferee shall cease to be a Member with respect to such Membership Interest so Transferred upon Transfer of such Membership Interest and thereafter shall have no further powers, rights and privileges as a Member hereunder with respect to such Membership Interest (to the extent so Transferred), but shall, unless otherwise relieved of such obligations by the Company, remain liable for all obligations and duties as a Member with respect to such Membership Interest ; provided, however, that if the Transferee reconveys such Membership Interest to the Transferring Member within thirty (30) days after the Transferring Member has received written notice from the Company

EXECUTION VERSION

that the Transferee will not become a Substituted Member, the Transferring Member shall once again be entitled to all of the powers, rights and privileges of a Member hereunder.
(d)    The Company may, in its reasonable discretion, charge a Member a reasonable fee to cover administrative expenses necessary to effect a Transfer with respect to any or all of such Member’s Membership Interest.
(e)    In the absence of the substitution (as provided herein) of a Transferee for a Transferring Member, any payment by the Company to the Transferring Member shall acquit the Company and the Members of all liability to any other Persons who may be interested in such payment by reason of a Transfer by such Member.
(f)    After the Interim Period, a Member may effectuate or be the subject of a Transfer, a Change of Control, or any other direct or indirect transfer of its Membership Interest that would result in a termination of the Company for purposes of Section 708 of the Code only if the transferring Member meets the requirements of this Section 7.1(f) and otherwise complies with the applicable provisions of this Article 7. Prior to any Transfer, Change of Control, or other transfer that would result in such a termination after the Interim Period, the applicable Member or its Parent or its designee must offer to pay to each other Member(s) prior to the applicable action in cash the amount (the “Make-whole Amount”) necessary to hold that other Member(s) harmless against any deferral of state or federal income tax depreciation or other increase in liability for such tax (including any change in the present value of such liability) that such termination would cause. For purposes of calculating the Make-whole Amount, such other Member(s) will be treated as if they are corporations for federal and state income tax purposes. In the case of any Transfer, Change of Control, or other transfer that would result in such a termination, and to which this Section 7.1(f) applies, the Make-whole Amount for each Member entitled to be paid that amount will be computed on a net present value basis using: (i) the Agreed Rate in effect on the date of payment and (ii) the highest marginal applicable state and federal corporate income tax rates for the year of payment and (iii) the end date of the Primary Term as the latest date for the period of calculation. Using those same highest marginal rates, the amount that is determined pursuant to the preceding sentence will be grossed up such that the increased amount reduced by the state and federal income tax that are deemed paid by reason of the receipt thereof is equal to the amount that is determined pursuant to the preceding sentence. If the applicable state income tax is deductible for federal income tax purposes, effect will be given to that deduction in calculating the Make-whole Amounts. Each Member may accept this payment or, at its sole option, receive full indemnity on such after-tax basis from the applicable Member for all state and federal income tax impacts relating to that Member directly resulting from the Section 708 termination. Neither the Company nor any Member shall be bound or otherwise affected by any Transfer of any Membership Interest of which such Person has not received notice pursuant to Section 7.3 below.
(g)    Except as specifically provided under Section 7.2(c) or 7.2(d) below, a Member in Default shall not effect or permit a Transfer of all or any portion of its Membership Interest.
7.2    Permitted Transfers and Right of First Refusal.

EXECUTION VERSION

(a)    Transfers Not Subject to Section 7.2(b).
(i)    After the Interim Period, any Member may Transfer all but not less than all of its Membership Interest to a Wholly-Owned Subsidiary of its Parent without such Transfer being subject to the right of first refusal set forth in Section 7.2(b); provided that (A) any such Transfer otherwise complies with the terms of this Agreement and (B) such Wholly-Owned Subsidiary either meets the Credit Standards or delivers to the Company and other Members a Guaranty Agreement from a Creditworthy Affiliate of such Wholly-Owned Subsidiary, as guarantor of the Wholly-Owned Subsidiary’s assumed obligations.
(ii)    After the Interim Period, each of the Kinder Morgan Member and the Shell Member may Transfer one time up to a ten percent (10%) Membership Interest to one Person (i.e., one Person transferee with respect to the Kinder Morgan Member and one Person transferee with respect to the Shell Member, regardless of whether or not the percentage Membership Interest transferred is less than or equal to the ten percent (10%) limit), without such Transfer being subject to the right of first refusal set forth in Section 7.2(b); provided that (A) any such Transfer otherwise complies with the terms of this Agreement and (B) in connection with any such Transfer to such Person, such Person either meets the Credit Standards or delivers to the Company and other Members a Guaranty Agreement from a Person that meets the Credit Standards, as guarantor of such transferee’s assumed obligations.
(iii)    Any Member may Transfer all or any portion of its Membership Interest to a Person without being subject to the right of first refusal set forth in Section 7.2(b); provided that (A) such Transfer is approved by the Board by Unanimous Consent, which Unanimous Consent states that such Transfer is not subject to such right of first refusal and (B) such Transfer otherwise complies with the terms of this Agreement.
(b)    Right of First Refusal.
(i)    Any Member may Transfer all, but not less than all, of its Membership Interest to a Person other than those authorized in Section 7.2(a) under the terms of this Section 7.2(b); provided that such Transfer and Transferee otherwise complies with the terms of this Agreement.
(ii)    Except with respect to Transfers according to the terms of Section 7.2(a), any Member who receives, and desires to accept, a Qualifying Offer for the Transfer (or whose Affiliate receives and desires to accept, a Qualifying Offer for the Transfer, or is obligated to enter into a transaction which, is a Qualifying Offer and which, if consummated, would constitute a Transfer) of all or any portion of its Membership Interest (such Member and any other Member deemed to have made a Transfer under Sections 7.2(c) or 7.2(d), each a “Transferring Member”) to a ready, willing and able Transferee shall first offer to transfer such Membership Interest (the “Subject Interest”) to the other Member(s) (the “Non-Transferring-Members”) as a group for each Non-Transferring Member’s proportionate share of the Subject Interest based on the Non-Transferring Member’s Membership Interest. Such offer shall be made by an irrevocable written offer (the “Offer Notice”) to transfer all or, as applicable, if there is more than one Non-Transferring Member, a portion of the Subject Interest which the Transferring Member desires to Transfer and shall contain a complete description of the price and other terms and conditions of the transaction

EXECUTION VERSION

in which the Transferring Member proposes to Transfer the Subject Interest, including, without limitation, the name of the ready, willing and able Transferee, the consideration specified, the proposed closing date of the transaction, and a copy of the Qualifying Offer. Each Non-Transferring Member shall have 30 days (the “Option Period”) after actual receipt of the Offer Notice within which to give notice to the Transferring Member (the “Purchase Notice”) whether or not it wishes to acquire all of such Subject Interest upon the terms and conditions contained in the Offer Notice. Each Non-Transferring Member may, in its Purchase Notice, offer to purchase more than its pro rata share of the Subject Interest (any such Non-Transferring Member, an “Oversubscribing Purchaser”). If one or more Non-Transferring Members do not elect to acquire their pro rata shares of the Subject Interest (the “Unsubscribed Interests”), the Unsubscribed Interests shall be allocated pro rata among the Oversubscribing Purchasers based on the Membership Interests of each Oversubscribing Purchasers (provided that the portion of the Unsubscribed Interests allocated to any Oversubscribing Purchaser shall not exceed the percentage of the Unsubscribed Interests that it offered to purchase in its Purchase Notice), or in such proportions as the Oversubscribing Purchasers may otherwise agree. If after such allocation there remain any Unsubscribed Interests that have not been so allocated, then the allocation process provided for in the preceding sentence shall be successively repeated with respect to each Oversubscribing Purchaser which has been allocated a percentage of the Unsubscribed Interests that is less than the percentage of the Unsubscribed Interests that it offered to purchase in is Purchase Notice, until all the Unsubscribed Interests have been allocated. The right herein created in favor of the Non-Transferring Members as a group is an option to acquire all, or none, of the Subject Interest offered for sale by the Transferring Member.
(iii)    If, within the Option Period, one or more Non-Transferring Members elect to acquire such Subject Interest, then such Non-Transferring Member or Members shall close such transaction in accordance with this Section 7.2(b) no later than the later to occur of (i) the closing date set forth in the Offer Notice and (ii) the date that is sixty (60) days after the last day of the Option Period.
(iv)    If the Non-Transferring Members as a group do not elect to acquire all of the Subject Interest of the Transferring Member in accordance with this Section 7.2(b), the Transferring Member may Transfer such Subject Interest to the Transferee named in the Offer Notice delivered to the Non-Transferring Members upon the terms described in such Offer Notice. If such Transfer does not occur in accordance with the terms of such Offer Notice, such attempted Transfer shall be null and void ab initio and the Transferring Member shall again be subject to the provisions of this Section 7.2(b).
(v)    Upon consummation of any such Transfer (whether to a Member or any other Person), such Transferee and its Membership Interest shall become a party to and be bound by this Agreement and such Transferee shall thereafter have all of the rights and obligations of a Member hereunder at such time as it has complied will all other conditions for becoming a Substituted Member under Section 7.5.
(c)    Encumbering Member. No Member may grant or suffer a Security Interest on all or any portion of its Membership Interest without the Unanimous Consent of the Directors.

EXECUTION VERSION

Notwithstanding such prohibition, if any Member (“Encumbering Member”) should permit or suffer a Security Interest on any of its Membership Interests (“Encumbrance”) without the Unanimous Consent of the Directors, the Encumbering Member shall be obligated to notify the other Members in writing (and such notice shall be the Offer Notice) and the Encumbrance shall be deemed to be a Qualifying Offer from the other Members to purchase all the Membership Interests of the Encumbering Member at eighty percent (80%) of the Fair Market Value of such Membership Interest subject to the Encumbrance and, therefore, a Subject Interest offered to other Members under Section 7.2(b) at a price equal to eighty percent (80%) of the Fair Market Value of such Membership Interest. Such Encumbering Member shall be obligated to sell its Membership Interest in accordance with Section 7.2(b) and this Section 7.2(c). If an Encumbrance is approved under the terms of this Section 7.2(c), and a creditor or trustee-in-bankruptcy forecloses upon all or any portion of the Membership Interests of an Encumbering Member by a legal or equitable proceeding, the Encumbering Member shall be obligated to notify the other Members in writing (and such notice shall be the Offering Notice) and the Transfer shall be deemed to be a proposed Transfer of all the Membership Interests subject to the Encumbrance and, therefore, a Subject Interest offered to other Members under Section 7.2(b) at a price equal to the Fair Market Value of such Membership Interest, and such Encumbering Member shall be obligated to sell its Membership Interest in accordance with Section 7.2(b) and this Section 7.2(c); provided, however, that if the Encumbering Member removes the Encumbrance from the Membership Interest within thirty (30) days after the Offer Notice, the Offer Notice shall be deemed to have not taken place and the right to purchase the Subject Interest shall terminate.
(d)    If a Member (i) undergoes a Change in Control, (ii) is dissolved and wound up (unless the sole distributee of the Member’s Membership Interest is a Wholly-Owned Subsidiary or Parent of the Person that was such Member’s Parent immediately prior to such event or series of related events), or (iii) becomes a Bankrupt Member, the affected Member (the “Affected Member”) shall be obligated to notify the other Members in writing of such occurrence (and such notice shall be deemed to be the Offer Notice) and such Affected Member shall be deemed a Transferring Member making a proposed Transfer after receipt of a Qualifying Offer for all of the Affected Member’s Membership Interests at the Fair Market Value of such Membership Interest and, therefore, a Subject Interest offered to other Members under Section 7.2(b) at a price equal to the Fair Market Value of such Membership Interest, and such Affected Member shall be obligated to sell its Membership Interest in accordance with Section 7.2(b) and this Section 7.2(d); provided, however, that if the Affected Member removes, corrects or reverses such occurrence within thirty (30) days after the date of such Offer Notice, the Offer Notice shall be deemed to have not taken place and the right to purchase the Subject Interest shall terminate.
(e)    Whenever the Fair Market Value of a Membership Interest is determined as a result of a deemed Transfer under Sections 7.2(c) or 7.2(d), the Fair Market Value shall be determined as of the last day of the calendar month immediately preceding the occurrence of the Encumbrance or foreclosure, Change in Control, dissolution, bankruptcy, as applicable, that is deemed a Transfer, except that such determination shall take into account such occurrence. Such determination shall also take into account the restrictions on transfer of the Membership Interests under the securities laws or provided for in this Agreement and the lack of liquidity of the Membership Interests.

EXECUTION VERSION

(f)    Whenever an option arises as a result of a deemed Transfer under Sections 7.2(c) or 7.2(d), the Option Period shall begin upon the occurrence of the event constituting the deemed Transfer and shall continue until the end of the stated period following the giving of the notification to the other Members referenced in the applicable provision of Sections 7.2(c) or 7.2(d).
(g)    At the closing of the Transfer of a Membership Interest pursuant to this Agreement, the Transferee shall deliver to the Transferring Member the full consideration agreed upon. Any membership interest transfer or similar taxes involved in such sale shall be paid by the Transferring Member, and the Transferring Member shall provide the Transferee with evidence of the Transferring Member’s authority to Transfer hereunder and such tax lien waivers and similar instruments as the Transferee may reasonably request.
(h)    If any governmental consent or approval or compliance with any waiting period is required with respect to any Transfer, the Transferee shall have a reasonable amount of time (not to exceed 180 days from the date upon which such Transfer would have been otherwise consummated in accordance with the terms of this Agreement) to obtain such consent or approval. All Members shall use reasonable, good faith efforts to cooperate with the Transferee attempting to obtain, and to assist in timely obtaining, such consent or approval; provided that no Member shall be required to incur any out-of-pocket costs or additional liability in connection with such cooperation and assistance. After the expiration of such waiting period, such Transferee shall forfeit its rights to acquire the Subject Interest with respect to such specific transaction; provided, however, that such forfeiture shall not limit or otherwise affect the forfeiting Transferee’s rights with respect to any subsequent proposed Transfer made in accordance herewith.
(i)    No Transfer of a Membership Interest shall affect a release of the Transferring Member (or its applicable Affiliates) from any liabilities or obligations to the Company or the other Members that accrued prior to the Transfer.
(j)    If SUSGP or SLC has closed the acquisition of all of the ELC Facilities under an Option Notice pursuant to Section 8.4(c) below, then SLC shall have a period of thirty (30) days beginning on the date of such closing of the sale of the ELC Facilities, to elect to purchase all (but not less than all) of the Membership Interest of SUSGP by delivering a written notice (a “Purchase Notice”) to SUSGP stating that it elects to purchase such Membership Interests for a purchase price equal to the amount that would be distributed to SUSGP in the event of dissolution of the Company as provided in Section 8.3 below. Any Purchase Notice so delivered shall be binding upon delivery and irrevocable by SLC. If SLC provides a Purchase Notice, SLC and SUSGP shall take such action as may be necessary to enter into a definitive membership assignment agreement within thirty (30) days of the date of the determination of the purchase price for SUSGP’s Membership Interests. In such membership assignment agreement, SUSGP will provide representations, warranties, covenants and indemnities in connection with such transaction, and such representations, warranties, covenants and indemnifications shall be limited to customary fundamental representations and warranties of (i) SUSGP’s title to its Membership Interests, free of all liens and encumbrances, and (ii) SUSGP’s authority, power and right to enter into and consummate the transaction without violating any other Transaction Agreement or applicable law. SUSGP’s liability under the definitive

EXECUTION VERSION

membership assignment agreement with respect to such transaction will not exceed the total purchase price paid by SLC and received by SLC in such transaction, except for liability resulting from fraud or knowing and intentional breach.
7.3    Documentation; Validity of Transfer. The Company shall not recognize for any purpose any purported Transfer of all or any part of a Membership Interest unless and until (a) the applicable provisions of Sections 7.2 and 7.5 and this Section 7.3 have been satisfied, (b) each Member has received prior written notice of any proposed Transfer under Section 7.2(a) and (c) the Company has received, on behalf of the Company, a document in a form acceptable to the Company executed by both the Transferring Member (or if the Transfer is on account of the death, incapacity, or liquidation of the Member, its representative) and the Transferee. Such document shall (i) include the notice address of the potential Transferee and such Person’s agreement to be bound by this Agreement with respect to the Membership Interest or part thereof being obtained, (ii) set forth the Membership Interest after the Transfer of the Transferring Member and the Person to which the Membership Interest or part thereof is Transferred (which together must total the Membership Interest of the Transferring Member before the Transfer), (iii) contain a representation and warranty that the Transfer was made in accordance with all Laws (including state and federal securities Laws) and the terms and conditions of this Agreement, (iv) include a legally binding agreement of the Transferee to be bound by this Agreement as a Member of the Company from and after the date such Transferee becomes a Member and (vi) if the Person to which the Membership Interest or part thereof is Transferred is to be admitted to the Company as a Member, its representation and warranty that the representations and warranties in Section 3.1 (with respect to SUSGP) are true and correct with respect to such Person. Each Transfer and, if applicable, admission complying with the provisions of this Section 7.3 and Sections 7.1, 7.2 and 7.5(b) is effective against the Company as of the first Business Day of the calendar month immediately succeeding the month in which (y) the Company receives the document required by this Section 7.3 reflecting such Transfer, and (z) the other requirements of Sections 7.1, 7.2 and 7.5(b) have been met.
7.4    [Intentionally Omitted].
7.5    Additional Members; Substituted Members.
(a)    Additional Persons, including Transferees, may be admitted to the Company as Members or Substituted Members only as provided under the terms of this Section 7.5. Any admission of an additional Member (including a new Member for new value provided to the Company) involving the issuance of additional Membership Interests requires the approval of the Board by Required Consent. Such Required Consent associated with the admission of a new Member for new value will approve the adjustments, if any, made to the existing Members’ Membership Interests to reflect such admission. Any Transferee with respect to a Transfer made in accordance with Sections 7.2(a) or 7.2(b) shall be admitted automatically as a Substituted Member upon compliance with the applicable portions of Sections 7.1, 7.2, 7.3 and 7.5(b) with respect to such Transfer, without Required Consent or the further consent or approval of the Non-Transferring Member(s); provided, however, that any Transferee that is not already a Member at the time of the Transfer and acquires a Membership Interest by foreclosure shall not be admitted as a Substituted Member without the Required Consent of the Board. In connection with the admission of any new

EXECUTION VERSION

Member, Schedule 1 hereof shall be amended to reflect the name, address and Membership Interest of the new Member.
(b)    Notwithstanding anything to the contrary contained herein, a Person may be admitted as a new Member or Substituted Member only if (i) such Person either meets the Credit Standards or delivers to the Company and the other Members a Guaranty Agreement from a Creditworthy Affiliate of such Person, as guarantor, and (ii) such Person is an Eligible Person.
(c)    If the admission of any new Member (other than a Substituted Member) pursuant to this Section 7.5 occurs, the Membership Interests of the Members will be reduced pro rata to reflect such admission in accordance with the terms of the Required Consent by which the new Member was admitted so that the total Membership Interests of all Members equal 100% on a percentage basis.
(d)    Upon becoming a Substituted Member, (i) such Substituted Member shall have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, as provided in this Agreement and by Laws to the extent of the Membership Interest so Transferred; (ii) the Membership Interest of the Transferring Member shall be reduced by the Membership Interest so Transferred; and (iii) the Member who Transferred the Membership Interest (and its guarantor) shall be relieved of all of the obligations and liabilities with respect to the Membership Interest so Transferred; provided that such Member (and its guarantor) shall remain fully liable for all liabilities and obligations relating to such Membership Interest that accrued prior to the applicable Transfer and all liabilities and obligations relating to any remaining Membership Interest still held by the Member.
7.6    Fair Market Value.
(a)    The Fair Market Value of the Subject Interest deemed to be Transferred under Sections 7.2(c) or 7.2(d) shall be determined by mutual agreement of the Transferring Member (or its representative) and the Non-Transferring Members; provided, however, that if such Persons do not agree on the Fair Market Value of such Subject Interest or Membership Interest during the first 30 days of the Option Period, then (i) any Member, by written notice to the other Members (the “Valuation Notice”), may require the determination of Fair Market Value to be made in accordance with Section 7.2(b), and (ii) the “Option Period” shall thereafter be extended until the 20th day following the final determination of Fair Market Value in accordance with the terms thereof.
(b)    If a Valuation Notice is given pursuant to Section 7.6(a), then the Transferring Member, on the one hand, and the Non-Transferring Members collectively, on the other hand, will each select and engage an investment and banking or other appraisal firm (each, an “Appraiser”), each of which Appraisers will (i) perform its own appraisal with respect to the Fair Market Value of such Subject Interest or Membership Interest, and (ii) agree, with the other designated Appraiser, to select a third Appraiser, which will perform its own appraisal with respect to the Fair Market Value of such Subject Interest or Membership Interest. Each of the three designated Appraisers will perform its appraisal and communicate its final valuation to the parties, and the Fair Market Value (which will be determined within 90 days following the Valuation Notice), will equal the arithmetic average of the two closest valuations thus delivered. In the event one of the three

EXECUTION VERSION

valuations is the arithmetic average of the other two valuations, then the final valuation will equal such arithmetic average. The Fair Market Value as determined in accordance with this Section 7.6(b) shall be final and binding on the parties. The Transferring Member, on the one hand, and the Non-Transferring Members who have not irrevocably withdrawn as potential purchaser(s) prior to the date of the engagement by the Non-Transferring members of the Appraiser selected by them, collectively, on the other hand, will be responsible for the cost of the Appraiser selected by such Member(s), and will split the costs of the third Appraiser on a 50/50% basis. The Company shall, and shall instruct the Operator to, provide the independent appraiser with all information and data reasonably necessary to make a determination of Fair Market Value, subject to a customary confidentiality agreement.
(c)    Unless otherwise agreed to by the Transferring Member and the Non-Transferring Members who have elected to acquire a portion of such Subject Interest or Membership Interest, the purchase price for such Subject Interest or Membership Interest shall be payable only in cash.
7.7    Distributions and Allocations Upon Transfers. If during any Fiscal Year there is a Permitted Transfer of an interest in the Company in compliance with the provisions of this Article 7, Profits and Losses, each item thereof, and all other items attributable to the Transferred Membership Interest for such period shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board. All distributions of Available Cash Flow (with respect to the Transferred Membership Interest) on or before the date of the Transfer shall be made to the Transferor, and all distributions thereafter (with respect to the Transferred Membership Interest) shall be made to the Transferee. Neither the Company, the Operator, nor any Director shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 7.7.
7.8    Certificates. As permitted by the Act, interests in the Company may be (but are not required to be) represented by certificates, and the Company shall issue such a certificate to any Member who reasonably requests such a certificate.
7.9    Additional Members/Directors. In connection with the admission of additional Members (including new Members or Substituted Members) in accordance with Section 7.5, the Board by Required Consent may designate such additional Members as “Controlling Members” for the purposes of this Agreement. In connection with any such designation, Schedule 2.1 shall be amended to reflect the name of any additional Controlling Member and the additional Director appointed by such Controlling Member. The admission of additional Members under Section 7.5 does not by itself create a requirement or obligation by the Members or Board to create or appoint additional Directors, grant “Controlling Member” status to any Member or dilute the voting rights of the existing Directors under Section 4.1 above.
SECTION 8
EVENTS OF DISSOCIATION;
WITHDRAWAL; DISSOLUTION

EXECUTION VERSION

8.1    No Withdrawal or Dissolution. No Member shall at any time withdraw, resign or retire from the Company under Section 18‑603 of the Act or otherwise. No Member shall take any action to dissolve the Company except as expressly contemplated by this Agreement. Each Member covenants not to apply to any court for a decree of dissolution of the Company, under Section 18‑802 of the Act or otherwise.
8.2    Dissolution Events. The Company shall dissolve and commence winding up and liquidating upon, and only upon, the first to occur of the following events (“Dissolution Events”):
(a)    The unanimous determination of the Members that the Company shall be dissolved;
(b)    By notice from any Original Member to the other Members, if (i) the LSA terminates under its terms other than in circumstances giving rise to a Design Failure Dissolution Event or expires at the end of the Primary Term or Extended Term (as applicable) and (ii) neither the Shell Member nor the Kinder Morgan Member elect to purchase the ELC Facilities as provided in Section 8.4(a) or (b), as applicable;
(c)    By notice from any Original Member to the other Member if the LSA is terminated by SNALNG pursuant to Section 5.01(f) of the LSA and the cause for such inability to meet the Final In-Service Deadline Date (as such term is defined in the LSA) is a defect, flaw, or failure in the Basis for Design (as such term is defined in the LSA) (the Dissolution Event under this Section 8.2(c) is herein referred to as the “Design Failure Dissolution Event”);
(d)    By notice from any Original Member to the other Members to dissolve because any of the Transaction Agreements have not been signed and delivered by each of the applicable parties thereto (including such Member or its Affiliates) by the one hundred and eightieth (180th) day after the Effective Date hereof.
(e)    By notice from any Original Member to the other Members if the Shell Member or Kinder Morgan Member elects to purchase all of the ELC Facilities pursuant to Section 8.4 below and the Kinder Morgan Member does not exercise its rights to purchase the Shell Member’s Membership Interest as provided in Section 7.2(j) above; or
(f)    Upon the occurrence of any event that causes a Member to become a Bankrupt Member, by notice from any Original Member (other than such Bankrupt Member) to the other Members.
Except as provided above in Section 8.2, no event that causes a Member to cease to be a member of the Company shall cause the Company to dissolve. The Members may extend the date of a Dissolution Event beyond the time periods set forth above upon approval of the Board by Unanimous Consent if necessary to avoid an automatic dissolution of the Company.
8.3    Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. During the period commencing on the date

EXECUTION VERSION

on which a Dissolution Event occurs and ending on the date on which the assets of the Company are distributed pursuant to this Section 8.3, Profits and Losses and other items of Company income, gain, loss, or deduction shall continue to be allocated in the manner provided in Section 6.3 hereof. During such period, no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Board or any Person (the “Liquidating Trustee”) designated by the Board shall be responsible for overseeing the winding up of the Company. In the event of a Design Failure Dissolution Event, SUSGP will unwind the sale of all the MMLS Units purchased by the Company from SUSGP and reimburse to Company the purchase price paid by the Company to SUSGP under the MMLS Purchase Agreement(s). Subject to the further provisions of this Section 8.3, the assets of the Company shall be liquidated to the extent determined to be appropriate by the Board or Liquidating Trustee, but in no event at a price that is less than salvage value of the ELC Facilities, and, after the Company has paid for the ELC Facilities to be removed from the Elba Terminal as required under the Land Lease, the proceeds thereof, together with such assets as the Board determines to distribute in kind (valued at the Gross Asset Value thereof), shall be applied and distributed in the following order:
(a)    First, to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by making of reasonable provision for payment) other than liabilities for Distributions to Members on account of their respective interests in the Company; and
(b)    The balance, if any, to the Members to the extent of, and in proportion to, the positive balances of their respective Capital Accounts.
8.4    Options Prior to Dissolution upon Expiration or Termination of the LSA.
(a)    In the event ELC receives notice during the Primary Term of the LSA the LSA in whole or in part is scheduled to be terminated other than as a result of (i) a termination of the LSA by SNALNG under Section 5.01(f) of the LSA in circumstances giving rise to a Design Failure Dissolution Event or (ii) an Event of Default by SNALNG, on or subsequent to *** of the Liquefaction Threshold Date as defined in the LSA where such termination is associated with the production of the Phase I and Phase II ELC Facilities in aggregate or the Phase II ELC Facilities only; *** the Shell Member first and, absent the Board’s decision to find another use for the ELC Facilities affected by the termination or partial termination of the LSA, then the Kinder Morgan Member (each potentially a “Purchasing Member”), upon election by such Purchasing Member and acceptance by Company of a Primary Term Option Notice (as defined below) shall have the option to purchase and remove the Phase I ELC Facilities (as a group) and/or the Phase II ELC Facilities (as a group), that are affected by the LSA termination or partial termination, as applicable.
Such ELC Facilities to be purchased shall include the MMLS Units and any and all appurtenant and ancillary facilities that are used in conjunction with the operation of the MMLS Units which are not needed by the Company to sufficiently operate the remaining ELC Facilities that are not being purchased, if any ELC Facilities are to remain with Company. ***.
(b)    Any Primary Term Option Notice so delivered after receipt of the final valuation shall be binding upon delivery and irrevocable by the

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Purchasing Member, subject solely to the termination of the LSA or portion thereto, as specifically provided above.
(c)    After the LSA has terminated at the end of the Primary Term or any extension thereof (as such may be extended under the terms thereof, the “Extended Term”), whichever is longer, the Board shall hold a Request for Proposal (“RFP”) to solicit binding bids for the purchase and sale of the ELC Facilities, including the MMLS Units and any and all appurtenant and ancillary facilities that are used in conjunction with the operation of the MMLS Units affected by such whole or partial LSA termination ***.
(d)    If SUSGP or SLC provides the Expiration Option Notice or a Primary Term Option Notice (such Expiration Option Notice, together with the Primary Term Option Notice herein collectively referred to as the “Option Notice”), the Company and SUSGP or SLC shall take such action as may be necessary to enter into a definitive sales agreement within thirty (30) days of the date of the Option Notice to transfer the ELC Facilities to SUSGP or SLC. In any such sales agreement the Company will provide representations, warranties, covenants and indemnities in connection with such transaction, and such representations, warranties, covenants and indemnifications shall be limited to customary fundamental representations and warranties of (i) the Company’s title to the ELC Facilities, free of all liens and encumbrances; (ii) Company’s proprietary rights in the ELC Facilities; and (iii) the Company’s authority, power and right to enter into and consummate the transaction without violating any other Transaction Agreement or applicable law. The Company’s liability under the definitive sales agreement with respect to such transaction will not exceed the total purchase price paid by SUSGP or SLC and received by the Company in such transaction, except for liability resulting from fraud or knowing and intentional breach. In any such sales agreement between SUSGP and Company, SUSGP shall be obligated to remove the ELC Facilities from the Elba Terminal within a defined period of time that is reasonable to SLNG at SUSGP’s sole cost and expense, SLNG shall perform or arrange to perform the disconnection of the ELC Facilities from the SLNG Facilities and Twin 30s Pipelines at SUSGP’s sole cost and expense, and SUSGP shall indemnify the Company for any and all liabilities arising from or related to such removal. Company shall act reasonably to accommodate SUSGP to schedule the removal of the applicable ELC Facilities. In any such sales agreement between SLC and Company, SLC shall not be required to remove the ELC Facilities unless required to do so by SLNG.
(e)    In the event no bids as provided in Section 8.4(c) are received at the conclusion of the RFP, or neither SUSGP nor SLC elect to purchase the ELC Facilities as provided in Section 8.4(a) or 8.4(c) above, the Board may elect to sell the ELC Facilities ***.
8.5    No Deficit Capital Account Makeup Obligation. No Member with a deficit balance in its Capital Account shall have any obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
8.6    Deemed Contribution and Distribution. Notwithstanding any other provision of this Section 8, if the Company is liquidated within the meaning of Regulations Section 1.704‑1(b)(2)(ii)(g) but no Dissolution Event has occurred, the property of the Company shall not be liquidated, the Company’s debts and other liabilities shall not be paid or discharged, and the Company’s affairs

EXECUTION VERSION

shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its assets and liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.
8.7    Limitations on Rights of Members. (a) Each Member shall look solely to the assets of the Company for the return of its Capital Contribution as provided in Section 8.3 above, and (b) no Member shall have priority over any other Member or the right to obtain from any other Member the return of its Capital Contribution, Distributions, or allocations of Profits or Losses.
8.8    Certificate of Cancellation. Upon the dissolution and the completion of winding up of the Company, the Members shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and appropriate instruments under the laws of any other states or jurisdictions in which the Company has engaged in business. Upon such Certificate of Cancellation becoming effective, the Company shall be terminated.
8.9    Deficit Capital Accounts. In the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 8 to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704(b)(2)(ii)(b)(2).
SECTION 9
INVESTMENT REPRESENTATIONS OF THE MEMBERS
9.1    Investment Intent. Each Member does hereby represent and warrant to the Company that such Member has acquired such Member’s interest in the Company solely for investment for such Member’s own account with the intention of holding such interest for its own investment, without any intention of participating directly or indirectly in any distribution of any portion of such interest, and without the financial participation of any Third Party in acquiring such Member’s interest in the Company.
9.2    Restrictions on Transfer. Each Member does hereby acknowledge that (a) such Member is aware that such Member’s interest in the Company is subject to the restrictions on transfer and other terms and conditions set forth in this Agreement and may not be offered for sale, pledged, hypothecated, sold, assigned, or transferred at any time except in compliance with the terms and conditions hereof; (b) such Member will be required to bear the risk of its investment for an indefinite period of time; (c) such Member’s interest in the Company has not been registered (i) under any state securities laws (the “State Acts”), (ii) under the United States Securities Act of 1933, as amended (the “Federal Act”), or (iii) under the securities laws of any foreign jurisdiction (the “Foreign Acts”), and neither such interest nor any part thereof may be offered for sale, pledged, hypothecated, sold, assigned, or transferred at any time except in compliance with the terms and conditions of this Agreement and (1) pursuant to an effective registration statement under any applicable State Acts or in a transaction that is exempt from registration under such State Acts or for which such registration otherwise is not required, (2) pursuant to an effective registration statement under the Federal Act or in a transaction that is exempt from registration under the Federal Act or for which such registration otherwise is not required, and (3) pursuant to an effective

EXECUTION VERSION

registration statement under any applicable Foreign Acts or in a transaction that is exempt from registration under any applicable Foreign Acts or for which such registration is not otherwise required. Each Member further understands and acknowledges that such Member’s representations and warranties contained in this Section 9 are being relied upon by the Company as the basis for the exemption of the purchase of its interest in the Company from the registration requirements of the Federal Act, the applicable State Acts, and the applicable Foreign Acts. Each Member further acknowledges that the Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of such Member’s interest in the Company to any person unless and until the provisions of this Agreement have been fully satisfied.
SECTION 10
CONFIDENTIALITY
10.1    Confidential Information. The Members acknowledge that, from time to time, they may receive information from or regarding the Company, its customers or any other Member or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company or the Member or its Affiliates, as applicable, or Persons with whom they do business (“Confidential Information”). Each Member shall hold and shall direct its directors, officers, employees, agents, advisors and representatives to hold in strict confidence any such Confidential Information it receives and may not disclose such Confidential Information to any Person other than another Member, except for disclosures (i) to comply with any applicable laws or regulations, including any tax or securities filings required under the Code or the Act, (ii) to Affiliates, advisors, agents or representatives of the Member or Persons to which that Members’ Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by provisions no less stringent than this Section 10.1, (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained the information without breach of any obligation of confidentiality, (iv) of information obtained prior to the formation of the Company, provided that this clause (iv) shall not relieve any Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any pre-existing confidentiality agreement, (v) to lenders, bankers, accountants, attorneys or advisors and other representatives of Company or the disclosing Member with a need to know such information, provided that the disclosing Member shall be responsible for such representatives’ use and disclosure of any such information, (vi) of information relating solely to the Company (and not relating to the other Member) to any prospective acquirer of the assets or securities of a Member or any of its Affiliates (including without limitation such Members’ Membership Interest), whether by purchase, merger, consolidation or otherwise, so long as prior to such disclosure such prospective acquirer agrees to be bound by confidentiality restrictions which are at least as restrictive as the provisions of this Section 10, or (vii) of public information.
10.2    Remedies. The Members acknowledge that a breach of the provisions of this Section 10 may cause irreparable injury to the Company or another Member for which monetary damages are inadequate, difficult to compute, or both, Accordingly, the Members agree that the provisions of this Section 10 may be enforced by injunctive action or specific performance. Notwithstanding the above, in no event shall any Member or its Affiliates be entitled to use the Confidential

EXECUTION VERSION

Information for its own business interest not involving the Company or for any purpose other than as a Member of the Company for the benefit of Company and its Subsidiaries.
10.3    Disclosure of Certain Information. The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including, without limitation, for complying with various federal and state regulations and obtaining Government Approvals. Each Member shall provide to the Company all information reasonably requested by the Company within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or applicable law or regulations or (ii) involves secret, confidential or proprietary information which, if disclosed, could reasonably cause harm to such Member or put its business or financial interests at risks.
10.4    Survival. The obligations of each Member under this Section 10 shall survive for a period of five (5) years from the occurrence of any (i) Transfer by a Member of its entire interest in the Company pursuant to Section 7 above and (ii) dissolution and winding-up of the Company pursuant to Section 8 above. The foregoing time limits shall not apply, however, to any obligation on the part of SLC to maintain the confidentiality of technical information provided to Company by SUSGP or any of its Affiliates or technical information that is subject to an obligation of confidentiality and/or restricted use on the part of Company to SUSGP or any of its Affiliates.
SECTION 11
EXCULPATION AND INDEMNIFICATION
11.1    Exculpation. No Member, Director or Officer shall have any personal liability whatsoever to the Company or any other Member, Officer or Director on account of such Member’s, Officer’s or Director’s status as a Member, Officer or Director or by reason of such Member’s, Officer’s or Director’s acts or omissions as a Member in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Member, Officer or Director against any liability to the Company or the Members to which such Member, Officer or Director would otherwise be subject by reason of (i) any act or omission of such Member, Officer or its Directors that involves actual fraud or willful misconduct or (ii) any transaction from which such Officers or Directors derived improper personal benefit.
11.2    Indemnification by Company. Except as provided below, the Company shall indemnify and hold harmless each Member and the Affiliates of any Member, each Member’s Directors and alternate Directors, Officers and employees and agents of the Company or the officers, employees or agents of any of the Members (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigations, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of (i) the formation, operation or termination of the Company or (ii) death or injury to individuals while employed or engaged on Company business and/or arising out of or connected with the performance of this Agreement, including employees

EXECUTION VERSION

of Members seconded to the Company under the Shell TSA or the OSA, but not to include a Member’s own employees, agents or representatives; provided however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from any act or omission of such Indemnified Person that involves (i) such Indemnified Person’s gross negligence, actual fraud or willful misconduct or (ii) breach of contract by such Indemnified Person; further, provided, however, ***. The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

11.3    Nonexclusivity. The contract rights to indemnification and to the advancement of expenses conferred in this Section 11 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of the Members or otherwise. Unless the context specifically requires otherwise, the rights and remedies of the Parties hereunder are not mutually exclusive; the exercise of one or more of the provisions hereunder will not preclude the exercise of any other provision hereof.
11.4    Indemnification by Members. The Members hereby agree that each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the other Members and each Person who is or was a director, officer or employee of such Member or any of its Affiliates, including, without limitation, those Persons who at any time on or after the date of this Agreement shall be or have been a Director or Officer of the Company, while acting in their capacity as such or claimed against them solely by reason of their being a Director or Officer, from and against any and all losses, claims, damages, expenses and liabilities that may be incurred by each such Person in connection with or by reason of (i) any action, suit or proceeding in which such Person may be involved, or threatened to be involved, as a director, officer or employee of such Member or any of its Affiliates or (ii) death or injury to such Member’s employees, agents, or representatives while employed or engaged on Company business and/or arising out of or connected with the performance of this Agreement, except for those employees seconded to the Company under the KM TSA, the Shell TSA or the OSA; provided, however, that this Section 11.4 shall not apply to any such losses or claims resulting from (i) any Error or Omission of such Person that involves such Person’s gross negligence or breach of duty or such Person’s actual fraud or willful misconduct or (ii) any transaction from which such Person derived improper personal benefit.
11.5    Authorization. Except as provided in Section 11.4 above, the Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 11 with respect to the indemnification and advancement of expenses of Members of the Company.

EXECUTION VERSION

11.6    Survival. The agreements contained in this Section 11 shall survive (i) any Transfer by a Member of its entire interest in the Company pursuant to Section 7 above and (ii) any dissolution and winding-up of the Company pursuant to Section 8 above for events or obligations that occur prior to such Transfer or dissolution.
11.7    Other Proceedings. If any Member or Affiliate of a Member becomes involved in legal proceedings unrelated to the business of the Company or Related Agreements in which the Company is called upon to provide information, give a deposition or otherwise respond to such claim or demand, the affected Member will indemnify and hold harmless the Company against all costs and expenses, including, without limitation, fees and expenses of attorneys and other advisors or support staff incurred by the Company in preparing or producing the required information or deposition or in resisting or limiting the obligation of Company to disclose such information or respond to the request.

EXECUTION VERSION

SECTION 12
DEADLOCKS; DISPUTE RESOLUTION
12.1    Board Deadlocks and Disputes.
(a)    In the event of any Dispute, or if any matter or proposal requiring the Required Consent or Unanimous Consent of the Board for approval thereof (x) is brought before the Board and receives neither (1) at least the Required Percentage voting for such matter or proposal nor (2) at least the Required Percentage voting against (not including abstentions or other non-votes) such matter or proposal or (y) is proposed by a Director to be brought before the Board at a meeting thereof and a quorum is not present at three consecutive meetings called for purposes including such matter or proposal (such circumstances in (x) or (y) to this Section above collectively being referred to as a “Board Deadlock”), then any Member wishing to submit such Dispute or Board Deadlock to further negotiation in accordance with Section 12.1(a) (i) or (ii), as applicable, may do so by giving written notice of further negotiation (1) in the case of a Dispute, to the other Members that are Disputing Parties, and (2) in the case of a Board Deadlock, to the other Controlling Members, in each case containing a brief description of the nature of the Dispute or Board Deadlock to be further negotiated and the position of the Member initiating further negotiation.
(i)    In the event of a Dispute, the Disputing Parties shall first seek to resolve the Dispute by negotiation between the senior management representatives of each Disputing Party by meeting in person at least once; provided, however, that unless otherwise agreed by the Disputing Parties, if the Disputing Parties are unable to resolve such Dispute within thirty (30) days from receipt of the written notice of the Dispute provided under Section 12.1(a) above, then either Disputing Party shall be entitled to declare an Impasse as set forth in Section 12.1(b)(i) below.
(ii)    In the event of a Board Deadlock, upon receipt of the notice provided under Section 12.1(a) above, the Board shall immediately meet at a time and place mutually agreed upon or, if no time and place is agreeable, at the principal office of the Company at 10:00 a.m. local time on the Fifth (5th) Business Day after the date of receiving the notice of further negotiations to attempt to resolve the Board Deadlock. Notwithstanding anything in this Agreement to the contrary, if any Director does not attend such meeting such that a Quorum is not reached to take action on the Board Deadlock, any Director shall be entitled to declare an Impasse as set forth in Section 12.1(b)(ii) below.
(b)    Further Negotiation.
(i)    If, at any meeting contemplated in Section 12.1(a)(i) above, the Disputing Parties are unable to agree on a course of action to resolve such Dispute, any Disputing Party may declare an impasse (an “Impasse”) by giving written notice to each other Disputing Party (an “Impasse Notice”). Within twenty (20) Business Days after receipt of such Impasse Notice, the chief executive officer, president or a senior executive of the Parent of each Disputing Party shall meet in a good faith effort to reach accords that will end the Impasse. If a resolution is not effectuated by common accord that ends the Impasse within thirty (30) days after the date that such senior executive officers meet, any Disputing Party may declare a final Impasse (“Final Impasse”)

EXECUTION VERSION

by written notice to the Company and may, subject to Section 12.1(c) below, pursue litigation under Section 12.4.
(ii)    If, at any meeting contemplated in Section 12.1(a)(ii) above, the Board is unable to agree on a course of action to resolve such Board Deadlock, any Director may declare an Impasse by giving an Impasse Notice to the other Directors. Within twenty (20) Business Days after receipt of such Impasse Notice, the chief executive officer, president or a senior executive of each Parent of a Controlling Member shall meet in a good faith effort to reach accords that will end the Impasse. If a decision is not made by common accord that ends the Impasse within thirty (30) days after the date that such senior executive officers meet, any Member may declare a Final Impasse by written notice to the other Members.
(iii)    Prior to reaching a Final Impasse, the Board may decide to establish a subcommittee to pursue a resolution of the Dispute or Board Deadlock or to frame the Dispute or Board Deadlock for the executive meeting. The subcommittee shall function in only an advisory capacity or as otherwise determined unanimously by the Board. Each Controlling Member shall have the right to appoint a representative to such subcommittee, but if the subcommittee does not reach a resolution that resolves the Board Deadlock or Dispute within the timeframe specified by the Board in establishing the subcommittee, then a Final Impasse may be declared by any Member upon written notice to the other Members.
(c)    Matters for Resolution by an Expert.
(i)    If the Dispute is not resolved within ten (10) Business Days following receipt of a notice of Final Impasse, then, to the extent such Dispute relates to the payment (or non-payment) of Capital Contributions under Section 6.1 above, any Disputing Party shall be entitled to require resolution of such Dispute through the arbitration process by an Expert under Section 12.1(d) below.
(ii)    If a Board Deadlock is not resolved within ten (10) Business Days following receipt of a notice of Final Impasse, then, to the extent such Board Deadlock relates to: (A) the payment or nonpayment or reimbursement by Company or the eligibility of any cost owed by Company to any Person under a Transaction Agreement, (B) the inability of the Board to approve the Development Budget, any Annual Budget or annual operating plan or any cash flow schedule in connection with the Development Budget or the Annual Budget, or any amendment thereto, (C) the disallowance or adjustment of costs pursuant to an audit finding, (D) the development or construction of Phase I and Phase II, if applicable, including, but not limited to, the timing or proceeding with development or construction activities or the procurement of materials, or Company procedures and standards; (E) performance standards or service interruptions by the Company under the LSA, (F) Capital Contributions that have been approved by the Board as part of the Development Budget or Annual Budget or Required Consent, valuation of the assets of the Company to be liquidated upon the occurrence of a Dissolution Event as set forth in Section 8.3 above or (I) any other matter that must be resolved by the Board to ensure the safe and efficient operations of the Company, maintain the Company’s finances, maintain the Company’s ongoing activities or prevent a violation of or ensure compliance with the Laws, or regulations of any Governmental Authority,

EXECUTION VERSION

any Disputing Party shall be entitled to require resolution of such Dispute or Board Deadlock through the arbitration process by an Expert under Section 12.1(d) below.
(iii)    Except as specifically provided in this Section 12.1(c), no other Disputes or Board Deadlocks shall be subject to arbitration by an Expert or any other arbitration procedure, unless otherwise agreed by all of the Disputing Parties or Members.
(d)    Upon written notice to the other Disputing Parties or Controlling Members that a Disputing Party or Director has elected under Section 12.1(c)(i) or 12.1(c)(ii), respectively, above to submit a Dispute or Board Deadlock to binding arbitration with an Expert for resolution, upon receipt of such written notice from the Disputing Party or Director giving such notice, the Disputing Parties or Members shall attempt to agree upon one mutually acceptable independent and neutral Person with experience as an arbitrator with at least ten (10) years’ experience as an expert in the commercial management and/or operation and maintenance of liquefaction facilities (the “Expert”); provided that if they are unable to do so within thirty (30) Business Days following the notice, any Disputing Party or Director may request the regional office of the CPR Institute covering Houston, Texas to designate the Expert, and, failing designation by the regional office of the CPR Institute, any Disputing Party or Director may in writing request the judge of the United States District Court for the Southern District of Texas senior in terms of service to appoint the Expert. If the Expert so chosen shall die, resign or otherwise fail or becomes unable to serve as Expert, a replacement Expert shall be chosen in accordance with this subsection (d).
(e)    The Disputing Party or Director, as applicable, that has requested resolution by the Expert of an applicable Dispute or Board Deadlock (the “Initiating Party”) set forth in Section 12.(c) above shall submit to the Expert the matter to be decided and shall set forth the Initiating Party’s proposed resolution of the matter submitted. Within ten (10) business days thereafter, each other Disputing Party or Director, as applicable (the “Responding Party”) shall submit to the Expert its respective response to the Initiating Party’s description of the matter to be decided and shall set forth the Responding Party’s proposed resolution of the matter. The Expert shall choose one (and only one) of the proposed resolutions submitted by each party. The determination by the Expert shall be final and binding upon the Parties. The cost of the process of resolution by the Expert (including fees of the CPR Institute and the Expert) shall be borne by the Party who proposed the resolution that was not chosen by the Expert.
12.2    Applicability. Notwithstanding anything to the contrary contained herein, the provisions of this Section 12 shall not apply to any matters among or between the Members that are outside the business of the Company and/or this Agreement or outside the Related Agreements.
12.3    Limitation on Liability. NOTWITHSTANDING ANY PROVISIONS CONTAINED IN THIS AGREEMENT OR THE LSA OR THE MAO TO THE CONTRARY, NEITHER MEMBER NOR ITS OFFICERS, DIRECTORS, PRINCIPALS, AGENTS, CONTRACTORS, SUBCONTRACTORS, VENDORS, EMPLOYEES, AFFILIATES OR RELATED ENTITIES SHALL BE LIABLE TO THE OTHER FOR ANY CLAIM FOR LOSS OF PROFITS OR ANY OTHER PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF REVENUE, LOSS OF CAPITAL, LOSS OF INTEREST, LOSS OF BUSINESS REPUTATION

EXECUTION VERSION

OR OPPORTUNITY WHETHER SUCH LIABILITY ARISES OUT OF CONTRACT, OR IS SUFFERED OTHERWISE BY ANY OF THE OTHER MEMBERS. THE MEMBERS FURTHER AGREE THAT THIS LIMITATION ON LIABILITY SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT AND SHALL APPLY (WHETHER IN CONTRACT, EQUITY, TORT, STATUTE OR OTHERWISE) EVEN IN THE EVENT OF THE FAULT, NEGLIGENCE (INCLUDING THE SOLE NEGLIGENCE), STRICT LIABILITY OR BREACH OF WARRANTY OF THE MEMBER WHOSE LIABILITIES ARE LIMITED. THIS LIMITATION SHALL NOT, HOWEVER, LIMIT A MEMBER’S RIGHT TO RECOVER DIRECT DAMAGES AVAILABLE UNDER APPLICABLE CONTRACT LAW FOR THE OTHER MEMBER’S BREACH OF THIS AGREEMENT OR A MEMBER’S RIGHT TO ANY REMEDY OR INDEMNITY EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.
12.4    Litigation. Except as provided in Section 12.1(c)-(e) above, any Dispute may be subject to litigation initiated by any Member exclusively in a federal or state court within Harris County, Texas.  Each Member hereby consents to personal jurisdiction in any legal action, suit, or proceeding brought in any court, federal or state, within Harris County, Texas, having subject matter jurisdiction and irrevocably waives, to the fullest extent permitted by applicable law, any claim or any objection it may now or hereafter have, that venue or personal jurisdiction is not proper with respect to any such legal action, suit, or proceeding brought in such a court in Harris County, Texas, including any claim that such legal action, suit, or proceeding brought in such court has been brought in an inconvenient forum.  Each Member further consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Member at its address specified herein for the giving of notices, or by such other notice given in accordance with the rules and procedures of such courts.  Each Member further agrees to the joinder in such action of any third party that may be found ultimately liable for some or all of any judgment rendered against it in such dispute, including any of such Member’s Affiliates. The Members agree to waive their right to a jury trial in the event litigation of a dispute is brought under the terms of this Section 12.4.
12.5    Effect of Board Deadlocks. If a Board Deadlock on a matter or proposal not specified in Section 12.1(c)(ii) above is not resolved or approved by the Board within ten (10) Business Days following receipt of a notice of Final Impasse, then, to the extent such Board Deadlock relates to (i) issues which do not jeopardize the fiscal or operational condition of the Company or prevent or harm its ability to perform its obligations hereunder or under any valid contract or comply with the Laws; (ii) issues which seek to expand the ELC Facilities, other than the Phase II Option, or change the business purpose of the Company; (iii) a capital call for Capital Contributions that are outside of the Development Budget or Annual Budget or amendments thereto; (iv) issues that do not involve the Transaction Agreements; or (v) the sale of the MMLS Units under Section 8.4(e), a Board Deadlock will be treated as though the Board has denied the matter or proposal related to a Board Deadlock and not subject to Section 12.1(d).

EXECUTION VERSION

SECTION 13
BUSINESS AND HSSE PRINCIPLES

13.1    HSSE. The Company hereby adopts a Health, Safety and Environment (“HSSE”) Policy, a Business Principles Policy, the Statement of Risk Management, a Treasury policy, principles prohibiting bribery or corruption and a Social Performance Policy (collectively “Policies”), which Policies shall reflect the Company’s policies on environmental performance, standards for business probity and ethics, prohibiting bribery or corruption, and a commitment to local benefit in contracting and procurement as set forth in Schedules 4.1 – 4.7 attached hereto. Upon approval by the Board, the Policies may be amended, superseded or replaced and new Policies to be incorporated herein may be adopted by the Board from time to time.
13.2    Business Conduct Standards. Company shall cause the Operator to adhere to such Policies in the conduct of Company’s business. In addition, the Company shall cause the Operator to be responsible for all required or recommended documentation, including, but not limited to any testing or evaluation to demonstrate compliance under these Policies.
13.3    Manual of Technical Design, HSSE and Operating Standards. Upon approval by the Board, the Company will adopt a Manual of Technical Design, HSSE and Operating Standards containing the Company’s standards (the “Standards”) applicable to design, construction and operation of the ELC Facilities, including Technical Standards, Operational Standards, HSSE & SP Standards and Project Delivery Standards. The Company will utilize the Standards in the design and construction of the ELC Facilities, and the Company will require the Operator to utilize the Standards in the operation of the ELC Facilities.
(a)    Technical Design Standards. The Company hereby adopts the technical standards of Shell Oil Company (the “Technical Design Standards”). The Technical Design Standards will be included in the Manual of Technical Design, HSSE and Operating Standards for the Company. The Company will utilize these Technical Design Standards in the design and construction of the ELC Facilities, and the Company will require the Operator to utilize these Technical Design Standards in the operation of the ELC Facilities.
(b)    Operational Standards. The Members will develop a mutually agreed operational management system of standards (the “Operational Standards”). Upon approval of the Board, these Operational Standards will be adopted as the Operational standards of the Company and included in the Manual of Technical Design, HSSE and Operating Standards for the Company. The Company will utilize these Operational Standards in the design and construction of the ELC Facilities, and the Company will require the Operator to utilize these Operational Standards in the operation of the ELC Facilities.
(c)    HSSE & SP Standards. The Members will develop a mutually agreed HSSE & SP management system of standards (the “HSSE & SP Standards”) which is aligned with the Company’s HSSE Management System Policy described in Schedule 4.2 hereto. Upon approval of the Board, these HSSE & SP Standards will be adopted as the HSSE & SP Standards of the Company and included in the manual of Technical Design, HSSE and Operating Standards for the Company. The Company will utilize these HSSE & SP standards in the design and construction of

EXECUTION VERSION

the ELC Facilities, and the Company will require the Operator to utilize the HSSE & SP Standards in the operation of the ELC Facilities.
(d)    Project Delivery Standards. The Members will develop a set of mutually agreed project delivery standards (the “Project Delivery Standards”). Upon approval of the Board, the Project Delivery Standards will be adopted as the Project Delivery Standards of the Company and included in the Manual of Technical Design, HSSE and Operating Standards for the Company. The Company will utilize these Project Delivery Standards in the design and construction of the ELC Facilities, and the Company will require the Operator to utilize the Project Delivery Standards in the operation of the ELC Facilities.
SECTION 14
MISCELLANEOUS
14.1    Notices. Any notice, payment, demand, or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally (ii) sent by postage prepaid, certified mail, (iii) transmitted by facsimile, or (iv) delivered by nationally recognized overnight courier, addressed as follows, or to such other address or Person as the Parties may from time to time specify by notice to the Members:
(a)    If to Shell Member:
Vice President Finance and Treasurer
Shell US Gas & Power LLC
150 N. Dairy Ashford Road
Building C
Houston, TX 77079
Telephone No.: (832) 337‑2405
Attention: Mr. John V. Cramer
van.cramer@shell.com
and
(b)    If to Kinder Morgan Member:

Southern Liquefaction Company, LLC
569 Brookwood Village, Suite 749
Birmingham, Alabama 35209
Telephone No.: (205) 325‑7185
Attention: Mr. Michael J. Varagona
Mike_Varagona@KinderMorgan.com.
and

EXECUTION VERSION

Southern Liquefaction Company, LLC
1001 Louisiana Street, Suite 1000
Houston, TX 77002
Attention: Ms. Kim Dang
Telephone No. (713) 369‑9470
Kim_Dang@KinderMorgan.com

Any such notice, payment, demand, or communication shall be deemed to be delivered, given, and received for all purposes hereof (w) on the date of receipt if delivered personally or by courier, (x) five (5) days after posting if transmitted by mail, or (y) the date of transmission by facsimile, provided that the Person to whom the facsimile was sent acknowledges that such facsimile was received by such Person in legible form, or that such Person responds to the facsimile without indicating that any part of it was received in illegible form, whichever shall first occur. The Parties may hereafter specify a change in such addresses or specify use of a different address in writing consistent with this Section 14.1.
14.2    Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees and (subject to the limitations in Section 7 hereof) assigns.
14.3    Entire Agreement. This Agreement and the Schedules and Exhibits hereto, together with the documents and Related Agreements referenced herein, contain the complete understandings and agreements of whatsoever kind and nature of the Parties hereto with respect to the Company and the subject matter hereof and shall supersede all prior discussions, negotiations, agreements, and undertakings with respect thereto.
14.4    Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.
14.5    Amendment. Except as otherwise set forth herein, this Agreement and the Certificate of Formation may be amended, supplemented or modified only by a written agreement executed by the Board as set forth above in Section 4.2.
14.6    Waivers. Any Party may for purposes of this Agreement, for itself only, (i) extend the time for the performance of any obligations by the other Party; (ii) waive any inaccuracies or discrepancies in the representations and warranties of the other Party; (iii) waive the presence of its appointed Directors at a Meeting to constitute a Quorum, provided that at least one of its appointed Directors is in attendance; (iv) waive the number of signatories to a Board resolution or consent, provided at least one Director with the requisite delegation of authority for that Party executes such Board resolution or consent; or (v) waive the enforcement of rights, actions or obligations of the other Party. Any waiver or extension on the part of any waiving Party shall not operate to permanently waive the obligation or amend or change the obligations or provisions hereto or be construed as a waiver of any future defaults or rights to enforce future actions or obligations whether of a like or different character.

EXECUTION VERSION

14.7    Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or the text of any provision hereof.
14.8    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
14.9    Incorporation by Reference. Every Exhibit and Schedule referred to herein is hereby incorporated in this Agreement by reference.
14.10    Further Action. Each Member, upon the request or delegation of the Board, agrees to perform all further acts necessary, appropriate, or desirable to carry out the provisions of this Agreement including, but not limited to, the execution, acknowledgement, and delivery of any documents or instruments or the delivery of any information which are reasonably required to effectuate this Agreement, ensure the proper formation of the Company, comply with any law, including the Act or carry out the business purpose of the Company.
14.11    Governing Law. The laws of the State of Delaware (without giving effect to the conflict of laws principles thereof) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members without regard to principles of conflict of laws.
14.12    Waiver of Action for Partition. Except for SUSGP’s or SLC’s right to reacquire the ELC Facilities pursuant to Section 8.4 hereof, each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company’s assets.
14.13    No Third Party Beneficiaries. Subject only to Sections 11.2 and 11.4, (a) this Agreement is for the benefit solely of, and shall inure solely to the benefit of, each of the Members; (b) this Agreement is not intended for the benefit of any third party creditors; and (c) this Agreement is not enforceable by any Person other than the Members and the Company. Further, none of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company will be deemed an asset of the Company for any purpose by any creditor or other third party. Prior to the payment to Company of such Capital Contribution by a Member, such obligation or right may not be pledged, assigned or encumbered by the Company to secure any debt or other obligation of the Company or any of the Members. In addition, it is the intent of the parties hereto that no distribution to any Member will be deemed a return of money or property in contravention of the Act.
14.14    Expenses. Except as expressly set forth herein, each party hereto shall assume and pay its own expenses incident to the negotiation and execution of this Agreement and the Related Agreements, the preparation for carrying it into effect and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, except as expressly set forth herein or in any Related Party Agreement, each Member shall pay all legal and accounting fees, and other fees to consultants and advisers, incurred by it, including, if any, brokers’ or investment

EXECUTION VERSION

banking fees relating to this Agreement and shall indemnify and hold the Company and the other Member free and harmless from any of such expenses and fees.
14.15    Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if the Members had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement under seal as of the date first above written.

SOUTHERN LIQUEFACTION COMPANY, LLC

By: /s/ Kimberly S. Watson
Name: Kimberly S. Watson
Title: President

SHELL US GAS & POWER LLC

By: /s/ John V. Cramer
Name: John V. Cramer
Title: Vice President Finance and Treasurer

EXECUTION VERSION

Exhibit A

DEFINITIONS

“Accountants” shall mean the independent certified public accountants of the Company.
“Act” means the Delaware Limited Liability Company Act, as amended from time to time (and any corresponding provisions of succeeding law).
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:
(a)Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704‑2(g)(1)(ii) and 1.704‑2(i)(5);
(b)Debit to such Capital Account the items described in Sections 1.704‑1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations;
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704‑1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
“Affected Member” is defined in Section 7.2(d).
“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with, such Person, (ii) any officer, director, or employee of such Person, or (iii) any Person who is an officer, director, or employee of any Person described in clause (i) of this definition. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Contract” means any agreement, contract, obligation or commitment between the Company and a Member or an Affiliate of a Member. The Transaction Agreements shall be considered to be Affiliate Contracts, unless the counterparty is amended to substitute or replace the Affiliate with a non-affiliated party.
“Agreed Rate” means the lesser of ***.
“Agreement” means this Agreement, as amended in writing by the Members from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder,” refer to this Agreement as a whole, including all Exhibits and Schedules hereto unless the context otherwise requires.

EXECUTION VERSION

“Allocation Year” means (i) the period commencing on the date of this Agreement and ending on December 31, 2013, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 6.3.
“Annual Budget” is defined in Section 4.2(b).
“Available Cash Flow” is cash in excess of the Company’s projected cash needs as further described in Section 6.4(b).
“Appraiser” is defined in Section 7.6(b).
“Bankrupt Member” means any Member:
(a)    that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a proceeding seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law for the relief of debtors; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s properties; or
(b)    against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without such Member’s consent or acquiescence, a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s properties has been appointed and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Best Bid” is defined in Section 8.4(b).
“Board” is defined in Section 4.1(a).
“Board Deadlock” is defined in Section 12.1(a).
“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close. If any action or obligation is required to be taken or performed on any day which is not a Business Day, such action or obligation shall be performed on or before the next succeeding Business Day.
“Capital Account” means, with respect to any Member, the capital account maintained for such Member pursuant to Section 6.1(h).

EXECUTION VERSION

“Capital Contribution” means, with respect to a Member as of any date, the amount of cash, and Development Costs paid by each Member, and the initial Gross Asset Value of any other property actually contributed to the Company by such Member , including any contributions made pursuant to Section 6.1.
“Capital Contribution Date” means the date on which a Capital Contribution is required to be made pursuant to this Agreement.
“Certificate” means the certificate of formation of the Company, filed with the Secretary of State of the State of Delaware.
“Change in Control” means with respect to any Member, the occurrence of any event or series of related events that result in such Member ceasing to be under the Control of the Person that was considered to be such Member’s Parent (as defined herein) immediately prior to such event or series of related events.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
“Company” means Elba Liquefaction Company, L.L.C.
“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Section 1.704-2(b)(2) and 1.704-2(d).
“Contractual Obligations” means any and all obligations of the Company under the Transaction Agreements.
“Contributing Member” is defined in Section 6.1(g).
“Control” means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise; provided, however, that solely having the power to act as the operator of a Person’s day-to-day commercial operations, without otherwise having the direct or indirect power to direct or cause the direction of the management and policies of such Person, shall not satisfy the foregoing definition of “Control.”
“Controlling Members” is defined in Section 4.1(a).
“Costs” is defined in Section 6.1(g)(ii).
“Credit Standards” means, with respect to any Person, that such Person has a long term issuer rating of at least *** by Standard and Poor’s Rating Group (S&P) or at least *** by Moody’s Investors Service, Inc. (or, if either entity changes its rating system, the comparable rating under such changed system), or equivalent ratings from another ratings agency that is classified as a nationally recognized statistical ratings organization by the US Securities & Exchange Commission if S&P or Moody’s ceases to exist or to issue credit ratings, and in any case, as applicable, with a

EXECUTION VERSION

stable or better outlook; provided, however, that if such Person is rated differently by multiple agencies, the lowest rating shall be used in making such determination.
“Creditworthy Affiliate” means a Member’s Affiliate that meets the Credit Standards or that is otherwise determined by Unanimous Consent to be sufficiently creditworthy to provide the guaranties in accordance with such Sections.
“Default” means, in respect of any Member, the occurrence and continuation of any of the following events: (a) the failure to remedy, within three (3) Business Days of such Member’s receipt of written notice thereof from the Company or any other Member, such Member’s delinquency in making any Capital Contribution to the Company approved by the Board or as otherwise required pursuant to Section 6.1; (b) the occurrence of any event that causes such Member to become a Bankrupt Member; or (c) the failure to remedy, within ten (10) Business Days of receipt of written notice thereof by a Member or its Affiliate from the Company or any other Member, the non-performance of or non-compliance with in any material respect any other Transaction Agreements, obligations or undertakings of such Member or such Member’s Affiliate contained in this Agreement; provided, that if such non-performance or non-compliance is capable of being remedied but cannot be remedied within such ten (10) Business Day period and such Member or such Member’s Affiliate has commenced using and continues to use reasonable commercial efforts to remedy such non-performance or non-compliance as quickly as possible, in which case, “Default” shall occur upon the failure to remedy such non-performance or non-compliance within one hundred twenty (120) calendar days of receipt of such written notice.
“Delinquent Contribution” is defined in Section 6.1(g).
“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction allowable for such Allocation Year bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.
“Design Failure Dissolution Event” is defined in Section 8.2(c).
“Development Budget” means that budget established under Section 4.2(a).
“Development Contribution Amount” has the meaning set forth in Section 6.1(c).
“Development Costs” means third party costs and expenses incurred by SLC or its Affiliates or SUSGP in developing the ELC Facilities prior to the Effective Date, including without limitation, all preliminary engineering, design, permitting and related costs in accordance herewith.

EXECUTION VERSION

“Director” means the natural Person appointed to the Board pursuant to Section 4.1(b).
“Dispute” is any controversy or claim arising between any Members based in contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including any amendments or extensions thereto), or the breach thereof.
“Disputing Parties” are the Members engaged in a Dispute.
“Dissolution Events” is defined in Section 8.2.
“Distribution” is defined in Section 6.4(b).
“DOE” means the United States Department of Energy and all of its agencies thereto.
“Dollar” or “$” shall mean lawful currency of the United States of America.
“EEC” shall mean Elba Express Company L.L.C.
“Effective Date” shall be the date certified by SUSGP in the Notice of Effective Date to be the effective date of this Agreement in accordance with Section 2.1.
“Elba Terminal” shall mean the SLNG LNG Terminal located near Savannah, Georgia, where the ELC Facilities will be sited and operated.
“ELC Facilities” means the real, personal, mixed and contractual property (whether tangible or intangible) to be owned and operated by the Company. ELC Facilities includes LNG trains for the liquefaction and purification of natural gas in two phases, all as more fully described in Schedule 3, and as added from time to time under the terms of this Agreement. *** for a total capacity of 2.5 MTPA (“Phase II”). The ELC Facilities are more particularly shown on Schedule 3 attached hereto.
“ELC Project” is defined in Section 4.11 hereto.
“Eligible Person” means, (i) an entity (i.e., not a natural person) that is not engaged in any activities that would qualify it as a Marketing Affiliate of the Company or any Member or (ii) if the Shell Member is the Transferring Member, an entity that is not a) engaged as the Controlling owner or the operator of an LNG terminal located or proposed to be located as of the Effective Date herein in the United States or Canada, except for non-U.S./Canadian national oil companies or non-U.S./Canadian utilities, or b) a U.S. Interstate pipeline or affiliate thereof; or (iii) if the Kinder Morgan Member is the Transferring Member, an entity that is not primarily and directly engaged in US domestic or global LNG supply or trading activities.
“Encumbrance” is defined in Section 7.2(c).
“Encumbering Member” is defined in Section 7.2(c).

EXECUTION VERSION

“Expert” is defined in Section 12.1(d).
“Expiration Option Notice” is defined in Section 8.4(b).
“Export Operations” means those operations at the Elba Terminal necessary to place or transfer LNG to ships in order to export such LNG from the United States to Free Trade Agreement (“FTA”) and non-FTA foreign countries.
“Extended Term” means any extension of the Primary Term as permissible under the terms of the LSA.
“Fair Market Value” or “FMV” shall mean, as to the Company or other property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm’s-length transaction without time constraints, and without being under any compulsion to buy or sell.
“FERC” means the Federal Energy Regulatory Commission or any commission, agency or other governmental body succeeding to the powers of such commission.
“FERC Application” means the documents pursuant to which application for authorization is made to the FERC by the Company and SLNG for authority to construct and install the ELC Facilities and to make any necessary modifications to the SLNG Facilities at the Elba Terminal to accommodate the construction, installation and operation of the ELC Facilities and the Export Operations. The FERC Application shall seek authority to operate the ELC Facilities under Section 3 of the Natural Gas Act on an unregulated basis in accordance with the Energy Policy Act of 2005.
“FERC Order” means the authorization to be issued to Company and SLNG in response to the FERC Application.
“Final Impasse” is defined in Section 12.1(b).
“First Election” and “First Election Date” shall have the meanings set forth in Section 6.1(l)(i).
“Fiscal Year” shall mean the fiscal year of the Company, which shall be the calendar year unless otherwise determined by the Board with the affirmative vote of at least one Director appointed by each Member.
“FTA” shall mean any Free Trade Agreement between the United States and a foreign country.
“GAAP” means generally accepted accounting principles.
“Governmental Approvals” means all consents, approvals and other authorizations as may be required from Governmental Authorities in connection with (a) the construction, installation and operation of the ELC Facilities, (b) the modification of the SLNG Facilities, including the Export Operations, (c) the formation of the Company, and (d) the conduct of the business of the Company.

EXECUTION VERSION

“Governmental Authority” means any federal, state, county, parish, municipal or other governmental department, commission, board, bureau, agency or instrumentality.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account, as determined by the Board, as of (A) the liquidation of the Company within the meaning of Regulations Section 1.704‑1(b)(2)(ii)(g), other than pursuant to Code Section 708(b)(1)(B);(B) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; and (C) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for the Member’s interest in the Company; provided that an adjustment described in clauses (B) and (C) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;
(b)The Gross Asset Value of any Company asset distributed to any Member shall be the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset, as determined by the Board, on the date of distribution;
(c)The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704‑1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iii) to the extent that an adjustment pursuant to the foregoing clause (i) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iii); and
(d)The initial Gross Asset Value of any asset contributed by a Member to the Company shall be its agreed upon Fair Market Value, as determined by the Board.
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (c) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.
“Guaranty Agreement” means the guaranty agreement in a form approved by the Board to be executed and delivered to the other Members by a new Member or Substitute Member, or an Affiliate thereof, on the Effective Date of the Transfer or adoption of the new Member as provided in Article VII. herein,.
“Heel” shall mean that residual amount of LNG in each LNG storage tank at the Elba Terminal, in excess of the sum of SNALNG and all other customers’ inventories of LNG in such storage tank, as recommended by the tank manufacturer or consistent with accepted industry practice for such purpose in order to maintain an operationally cryogenic state in each LNG storage tank.
“Impasse” is defined in Section 12.1(b).

EXECUTION VERSION

“Impasse Notice” is defined in Section 12.1(b).
“Initiating Party” is defined in Section 12.1(e).
“In-Service Date” means the in service date of the ELC Facilities.
“Interconnect Agreement” is defined in Section 2.11(f).
“Interim Period” means the period of time prior to the in service date of the ELC Facilities.
“IPOT” is defined in Section 4.11.
“IPOT Agreement” is defined in Section 2.11(j).
“Kinder Morgan” means Kinder Morgan Inc.
“Kinder Morgan Member” means, as of any particular time, collectively, Kinder Morgan and any of its Affiliates that are Controlling Members (and as of the Effective Date, SLC).
“KM TSA” is defined in Section 2.11(a).
“Land Lease” is defined in Section 2.11(h).
“Laws” means any applicable law, regulation, rule, ordinance, statute, act (including the Act), code (including the Code), constitutional provision, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international governmental authority or any political subdivision thereof.
“Liquidating Trustee” has the meaning ascribed to it in Section 8.3.
“LNG” means liquefied natural gas.
“Losses” is defined in the definition of “Profits” below.
“LSA” is defined in Section 2.11(e).
“MAO” is defined in Section 2.11(c).
“Marketing Affiliate” has the meaning given to such term in applicable FERC Standards of Conduct set forth in Part 358 of the FERC Regulations, 18 CFR §358.
“Member” means SUSGP or SLC or such other Person that is duly appointed to be a Member under the terms of Section 7.5 herein.
“Member Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704‑2(i)(2).

EXECUTION VERSION

“Membership Interest” means the ownership interest (on a percentage basis) of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve, which ownership interest is more particularly described and identified in Schedule 1, which schedule shall be amended by the Board as necessary to reflect changes and adjustments resulting from the admission of any Member or any Transfer or adjustment in Membership Interests made in accordance with the terms of this Agreement (provided that a failure to reflect any such change or adjustment on Schedule 1 shall not prevent any such change or adjustment from being effective), which includes the right to vote or participate in management of the Company only to the extent the party holding the Membership Interest has been admitted as a Member to the Company.
“Minimum Gain” shall have the meaning set forth in Regulations Section 1.704‑2(b)(2).
“Minimum Gain Attributable to Member Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulations Section 1.704‑2(i)(3).
“MMLS Unit Purchase Agreement” means that agreement or those agreements defined in Section 2.11(i).
“MMLS Units” means one or more moveable modular LNG units to be installed at the Elba Terminal.
“Non-Funding Member” is defined in Section 6.1(g).
“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704‑2(c).
“Non-Transferring Member” has the meaning set forth in Section 7.2(b)(ii).
“Notice of Effective Date” is defined in Section 2.1.
“Obligation” is defined in Section 6.1(g)(ii).
“Offer Notice” has the meaning set forth in Section 7.2(b)(ii).
“Officers” is defined in Section 4.3(a).
“Operator” means any Person who is serving as the operator under the MAO (or any replacement thereof). The initial Operator is SLNG.
“Option Notice” is defined in Section 8.4(d).
“Option Period” (a) is, for purposes of Section 7.2(b) defined in Section 7.2(b)(ii) and (b) is, for purposes of Section 7.6, defined in Section 7.6(a).

EXECUTION VERSION

“Original Members” means each of (i) the Shell Member or, if the Shell Member Transfers 100% of its Membership Interest to a Substitute Member (which is not a Shell Member), such Substitute Member and (ii) the Kinder Morgan Member or, if the Kinder Morgan Member Transfers 100% of its Membership Interest to a Substitute Member (which is not a Kinder Morgan Member), such Substitute Member.
“OSA” is defined in Section 2.11(d).
“Oversubscribing Purchaser” has the meaning set forth in Section 7.2(b)(ii).
“Parent” means (a) in the case of the Kinder Morgan Member or any Affiliate thereto, Kinder Morgan, Inc. and (b) in the case of the Shell Member or any Affiliate thereto, Shell Oil Company, and (c) in the case of any other Member, the Person that is designated by the Board as the Parent of such other Member in connection with its admission to the Company or provides a Guarantee Agreement on behalf of the new Member or Substitute Member, or if no such designation is made, the Person that at the time of such admission controls such Member and that has no other Person that controls it. For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Party” means those Persons that executed this Agreement.
“Person” means any individual, corporation, limited liability company, partnership, trust, or other entity.
“Phase I and Phase II” shall mean those phases defined above in the “ELC Facilities.”
“Phase I ELC Facilities” shall consist of six (6) MMLS Units, and the necessary appurtenant facilities including measurement and the interconnections with the Twin 30s and SLNG.
“Phase II ELC Facilities” shall consist of an additional two (2) or four (4) MMLS Units and the necessary appurtenant facilities as elected by SUSGP as provided in Section 6.1(k).
“Phase II Withdrawal Fee” shall have the meaning as set forth in Section 6.1(k)(iii).
“Phase III Withdrawal Fee Conditions” shall have the meaning as set forth in Section 6.1(k)(iii).
“Primary Term” means the primary term of the LSA.
“Primary Term Option Notice” is defined in Section 8.4(a).
“Profits” and “Losses,” for each Allocation Year, means an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

EXECUTION VERSION

(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704‑1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;
(c)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (a) or clause (b) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(d)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.3(d) hereof shall not be taken into account in determining Profits and Losses; and
(f)    If the Gross Asset Value of any Company asset is different from its adjusted tax basis at the beginning of the Fiscal Year, then, in lieu of the depreciation, amortization, and other cost recovery deductions taken into account, Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation, shall be taken into account.
(g)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.
The amounts of the items of Company income, gain, loss or deduction to be specially allocated pursuant to Section 6.3(d) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.
“Purchase Notice” (a) is, for purposes of Section 7.2(b)(ii), defined in Section 7.2(b)(ii) and (b) is, for purposes of Section 7.2(j), defined in Section 7.2(j).
“Purchased ELC Facilities” is defined in Section 8.4(a).
“Purchasing Member” shall have the meaning as set forth in Section 8.4(a).

EXECUTION VERSION

“Qualifying Offer” means an offer to purchase a Membership Interest if it meets all of the following criteria:
(a)    the offer is a written offer, in good faith and at arms’ length, from an Eligible Person that is not an Affiliate of the Transferring Member to purchase all (but not less than all) of the Transferring Member’s Membership Interest;
(b)    the offer is for a price payable solely in cash;
(c)    the offer does not include consideration unrelated to the sale of the Membership Interest;
(d)    the offer is subject in all respects to the right of the other Members to first purchase the Membership Interest pursuant to Section 7.1(b);
(e)    the proposed Transferee is a principal, identified in the offer, and not an agent acting on behalf of an undisclosed principal; and
(f)    the offer contains all material terms and conditions of the proposed Transfer of the Membership Interest, provides for a closing not earlier than the term specified in Section 7.1(b)(ii) and is not assignable.
“Quorum” is defined in Section 4.1(g).
“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Related Agreement” means the Transaction Agreements together with any other agreement between the Company, on the one hand, and any Member or any Affiliate of any Member, on the other hand, related to the subject matter of this Agreement.
“Related Person” means (i) each Person who at any time on or after the date hereof shall have been an Affiliate of any Member, and (ii) each Person who at any time on or after the date hereof shall have been a Representative of any Member or any of its Affiliates.
“Related Projects” is defined in Section 4.11.
“Required Consent” means the consent of Directors appointed by one or more Controlling Members collectively holding sixty two percent (62%) or more of all of the Membership Interests held by the Controlling Members at the time such action is being taken; provided, however, that (a) if a Controlling Member is in Default, “Required Consent” means the consent of Directors appointed by one or more Controlling Members collectively holding sixty-two percent (62%) or more of all the Membership Interests held by Controlling Members which are not, and whose Affiliates are not, in Default at the time such action is being taken; (b) with respect to any Conflict Activity, “Required Consent” means the consent of Directors appointed by one or more Controlling Members collectively holding sixty two percent (62%) or more of all the Membership Interests held by Controlling Members excluding such Controlling Member in which it or its Affiliates are the counterparty to the Related Agreement at the time such action is being taken. For the purposes hereof, “Conflict Activity” means (a) the waiver of any obligation of Company or the counterparty

EXECUTION VERSION

under any Affiliate Contract, (b) the enforcement or waiver of any rights of the Company under or with respect to any Affiliate Contract (including enforcing any rights of the Company under any Affiliate Contract in connection with any breach or default or nonperformance (or alleged breach or default or nonperformance) thereunder by the Member that is (or has an Affiliate that is) a party to such Affiliate Contract, or making or enforcing any claims by the Company for indemnification or payment under any Affiliate Contract) or exercising a right of the Company to audit or seek information under an Affiliate Contract, or (c) any action to be taken by the Company under an Affiliate Contract that generally does not include day to day, routine decisions to be made with respect to the obligations, rights and responsibilities of Company, a Member, the Operator or an Affiliate that are consistent with or pursuant to the terms of the respective Affiliate Contract.

“Required Percentage” means the percentage of Membership Interests needed in order to approve or consent to or resolve a matter by either Required Consent or Unanimous Consent as required by this Agreement.
“Responding Party” is defined in Section 12.1(e).
“Second Election” and “Second Election Date” shall have the meanings set forth in Section 6.1(k)(ii).
“Security Interest” means any security interest, lien, mortgage, hypothecation, pledge or similar form of encumbrance whether created by any Person, or by operation of law in any of its property or rights, excluding any inchoate liens created by law or other liens created by operation of law to the extent any such other liens are removed within 180 days following notice from the Company or another Member to cause such lien to be removed from such property or rights.
“Shell Board” is defined in Section 2.1.
“Shell Member” means, as of any particular time, collectively, Shell US Gas & Power LLC and any of its Affiliates that are Controlling Members (and as of the Effective Date, SUSGP).
“Shell TSA” is defined in Section 2.11(b).
“SLNG” means Southern LNG Company, L.L.C., a Delaware limited liability company, and, as of the Effective Date, a wholly owned subsidiary of El Paso Pipeline Partners, L.P. a Delaware limited partnership.
“SLNG Facilities” means those storage tanks, piping, vaporization, compression, measurement, dock, dock loading and other ancillary facilities owned by SLNG at the Elba Terminal.
“SLC” means Southern Liquefaction Company, LLC, a Delaware limited liability company, or if Southern Liquefaction Company, LLC is no longer a Controlling Member, the applicable Kinder Morgan Member, if any.
“SNALNG” means Shell N.A. LNG, L.L.C., which is the customer under the LSA.
“Standards” are defined in Section 13.3.

EXECUTION VERSION

“Stated Rate” means the interest rate per annum equal to ***.
“Subject Interest” is defined in Section 7.2(b)(ii).
“Subsequent Funding Date” is defined in Section 6.1(g)(iii).
“Subsidiary” shall mean, with respect to any specified Person, each of (i) any other Person not less than a majority of the overall economic equity in which is owned, directly or indirectly through one of more intermediaries, by such specified Person, (ii) any other Person in respect of which such specified Person has the power, directly or indirectly through one or more intermediaries, to elect a majority of the board of directors or other persons performing similar functions (it being understood that such other persons performing similar functions may include, for example and without limitation, the board of directors of the sole, or managing, corporate general partner of a limited partnership or the members of a management committee of a partnership, limited partnership or limited liability company performing functions similar to that of a board of directors) and (iii) without limitation of clauses (i) and (ii), any other Person who or which, directly or indirectly through one or more intermediaries, is controlled by such specific Person.
“Substituted Member” means a Person who is admitted as a Member of the Company, at such time as such Person has complied with the requirements of Section 7.5, in place of and with all the rights of a Transferring Member with respect to the Membership Interest transferred and who is shown as a Member on the books and records of the Company.
“SUSGP” means Shell US Gas & Power LLC, a Delaware limited liability company, or if Shell US Gas & Power LLC is no longer a Controlling Member, the applicable Shell Member, if any.
“Tangible Net Worth” means total assets, less total liabilities, less intangible assets (including goodwill, patents, and unamortized loan costs), less non-controlling interests, less off-balance sheet obligations.
“Tax Matters Member” is defined in Section 4.7(b).
“Terminal Interconnect Agreement” is defined in Section 2.11(g).
“Third Party” means any Person other than a Member or any of its Affiliates.
“Transaction Agreement” shall have the meaning set forth in Section 2.11.
“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, assign, pledge, hypothecate, or otherwise dispose of; provided however, that Transfer shall not include the acquisition by merger, consolidation, purchase or otherwise by any person, entity or group of a majority of the outstanding voting shares any Member or any of their Parents or the sale of all or substantially all of the assets of any Member or any of their Parents.

EXECUTION VERSION

“Transferee” means a Person who receives all or part of a Member’s Membership Interest through a Transfer.
“Transferring Member” has the meaning set forth in Section 7.2(b)(ii).
“Twin 30s Pipelines” means the 13.25-mile Twin 30s pipelines, which extend from SLNG’s Elba Terminal to an interconnection with the rest of Southern Natural Gas Company, L.L.C.’s pipeline system near Port Wentworth, Georgia. Southern Natural Gas Company, L.L.C., a Delaware limited liability company, Elba Express Company L.L.C., a Delaware limited liability company, and Carolina Gas Transmission Corporation collectively own an undivided interest in the Twin 30s Pipelines.
“Unanimous Consent” means the consent of Directors appointed by one or more Controlling Members collectively holding one hundred percent (100%) of all of the Membership Interests held by Controlling Members at the time such action is being taken; provided, however, that if a Controlling Member is in Default, “Unanimous Consent” means the consent of Directors appointed by one or more Controlling Members collectively holding one hundred percent (100%) of all the Membership Interests held by Controlling Members which are not, and whose Affiliates are not, in Default at the time such action is being taken.
“Valuation Notice” is defined in Section 7.6(a).
“Wholly-Owned Subsidiary” shall mean, with respect to any specified Person, (a) any other Person (i) as to which such specified Person owns, directly or indirectly through other Wholly-Owned Subsidiaries, of record and beneficially, (x) all of the voting power and (y) (A) if such other Person is a corporation, all of the outstanding capital stock, and (B) if such other Person is not a corporation, all of the equity and profits interests at the time any determination thereof is being made, and (ii) which such specified Person in any event controls, directly or indirectly, or (b) if all of the equity and profits interests of such other Person are owned, directly or indirectly, of record and beneficially, by a master limited partnership and, if applicable, its general partner, any such other Person (i) as to which such specified Person or any of its Wholly-Owned Subsidiaries is the sole general partner of such master limited partnership and (ii) which such specified Person in any event controls, directly or indirectly.
“Withholding Taxes” is defined in Section 6.4(c).

EXECUTION VERSION

EXHIBIT “B”
Insurance Requirements

Coverage	Policy Limits
Automobile Liability	***
Workers’ Compensation or its equivalent, including Occupational Disease coverage	As required by applicable law for all employees
Employer’s Liability	***
Property Damage	***
General Liability	***
Construction All Risk (CAR) Insurance	***
Construction Third Party Liability Insurance	***

EXECUTION VERSION

Marine Cargo Insurance (if applicable) Protection and Indemnity Insurance	***
Directors and Officers Insurance for Directors and Officers solely employed by Company	***
Any other insurance required by local law.

EXECUTION VERSION

SCHEDULE 1

Member’s Names and Membership Interests

Member	Membership Interest
Shell US Gas & Power LLC	49.00%
Southern Liquefaction Company LLC	51.00%
100.00%

EXECUTION VERSION

SCHEDULE 2.1

Directors by Member

SLC:

Director – Kimberly S. Watson
Alternate Director – Norman G. Holmes

SUSGP:

Director – Seng-Kee Wong
Alternate Director – Brian Eggleston

EXECUTION VERSION

SCHEDULE 2.2

Officers

President	Norman G. Holmes
Vice President – Financial	Brian Eggleston
Vice President – Commercial	Michael J. Varagona
Vice President – Technical	Steve Corbin
Secretary	Patricia S. Francis

EXECUTION VERSION

SCHEDULE 3

ELC Facilities

The Movable Modular Liquefaction System (MMLS) and the balance of plant (BoP) design are illustrated as follows:

***

EXECUTION VERSION

SCHEDULE 4

Policies

EXECUTION VERSION

Schedule 4.1

Statement of HSSE Policy

The Company has a commitment to the protection of the health, safety and security of the people working at the ELC Facilities and to the protection of the environment.

(a)
The Company shall require the Operator to operate its business in accordance with the Company’s health, safety and environmental policy and high standards of LNG industry practice with special regard to protection of health, safety, and the environment.

(b)	The Company’s health, safety and environmental policy commits the Company to:

(i)	Have a systematic approach to HSSE & SP management designed to ensure compliance with the law and to achieve continuous performance improvement;

(ii)	Set targets for improvement and measure, appraise and report performance;

(iii)	Require contractors to manage HSSE & SP in line with this policy; and

(iv)	Engage effectively with neighbors and impacted communities

(v)	Include HSSE & SP performance in the appraisal of staff.
The Company’s health, safety and environmental policy may be amended, superseded or replaced by approval from the Board from time to time;

(c)
The Company shall require the Operator to keep the relevant records of its HSSE performance. The Board shall meet annually to review such performance for the operations at the ELC Facilities. The Company shall require the Operator to establish a program for regular HSSE audits in accordance with its HSSE management system and require the Operator to provide copies of any HSSE audits conducted of operations at the ELC Facilities to any member upon request. Upon reasonable notice to Operator, any Controlling Member shall have the right to participate in HSSE assessments and audits; and

(d)	The Company shall adopt generally accepted information security management standards where the Company has access to Shell’s information technology network.

EXECUTION VERSION

Schedule 4.2

HSSE Management System and Policy

Further to the Company’s HSSE Policy, the Members will develop a health, safety, security and environmental (“HSSE”) management system that will effectively implement the following elements:

i.	The HSSE standards identified in the Company’s Manual of Technical Design, HSSE and Operating Standards; and

ii.	The process safety management standards identified in the Company’s Manual of Technical, Design

iii.	HSSE and Operating Standards; and

iv.	Conduct operations at the ELC Facilities in a safe and diligent manner; and

v.	Ensure that HSSE is the responsibility of all Company representatives; and

vi.	Permit Operator or any Company representative to stop work, or prevent any work from starting, where adequate controls of HSSE risks are found not to be in place; and
The Company will require the Operator to conduct operations of the ELC Facilities according to the Company’s HSSE management system and policies. The Company’s HSSE management system and policies may be amended, superseded or replaced by approval by the Board from time to time.

The Board shall review Operator’s HSSE management system and policies on a regular basis.

EXECUTION VERSION

Schedule 4.3

Business Principles

The Company shall ensure that its business in all respects is conducted in accordance with all aspects of applicable law and high standards of business probity and business ethics. The Company has core corporate values of honesty, integrity and respect for people, which guide the Company in its internal actions, as well as its external endeavors with stakeholders, governments, contractors, vendors, joint venture partners and other companies.

EXECUTION VERSION

Schedule 4.4

Statement of Risk Management

The Company recognizes that managing risk effectively is critical to achieving business objectives. On an annual basis, the Board will review the environment, state clear objectives and:

•	Identify risks to the achievement of those objectives;

•	Assess the impact and likelihood of the risks materializing;

•	Implement effective actions designed to:

◦	Achieve business objectives;

◦	Safeguard Company assets from inappropriate use, loss or fraud;

◦	Facilitate economic, effective, efficient and safe operations;

◦	And, enable compliance with the boundaries set by the Board.

The Company will also require the Operator to monitor, communicate and report to the Board changes in the risk environment and the effectiveness of actions taken to manage identified risks on an ongoing basis.

The Board will adopt a control framework that delivers financial information reasonably required by the Members to produce their consolidated financial statements and provide reasonable assurance of meeting the Company’s business objectives.

The Company will establish an assurance committee. The members of the assurance committee shall include the President or his or her representative, the Vice President Financial or his or her representative and a representative from the Operator’s risk management committee. The assurance committee will provide:

Ongoing review of the control framework;

i.	The adoption of a single integrated audit plan;

ii.
Proposing for adoption by the Board improvements to the control framework to take account of any weaknesses identified by the committee, including in accordance with the advice or reports of the Operator’s internal auditors;

iii.
All internal audits shall be carried out in accordance with the Operator’s internal audit methodology. The Company may require the audit committee to provide detailed recommendations of their audit reports to the Board. The Company will require prompt notification to the assurance committee of any significant weaknesses identified in the control framework or its application to enable the assurance committee to ensure that appropriate follow-up mechanisms are in operation.

EXECUTION VERSION

Schedule 4.5

Treasury Policy

The Company shall establish treasury procedures by adopting a treasury Policy in the form attached.

EXECUTION VERSION

Treasury Policy

EXECUTION VERSION

ARTICLE I. Objective
Elba Liquefaction Company LLC (“The Company”) endorses the following Treasury Policies.

The objective of the Treasury Policy is to maximise shareholder value and to manage financial risk appropriately.

The Treasury Policy will be reviewed every two years or when circumstances in The Company change materially. Any suggested changes need to be approved by the Board.

ARTICLE II. Treasury Activities

The Company operates its treasury activities as a cost centre. Treasury activities are undertaken solely to facilitate the needs of the business. No treasury activities are undertaken with the aim to making a profit.

The Company will not obtain any credit rating without the prior support from the Board.

The Company shall have a process to identify, assess and respond to Treasury risks together with mechanisms for bringing significant issues to the attention of management. There shall be an annual assurance process in place to confirm implementation of the Treasury Policy.

ARTICLE III. Capital Structure

The Company’s capital structure relies on equity financing from the Members.

ARTICLE IV. Utilization of Funds/Distributions

On a quarterly basis, the Company shall distribute the lower of (a) its available cash (after deducting its operating and capital expenditures) and (b) distributable retained earnings. The required legal documentation must be in place prior to the declaration of a dividend.

The Company shall keep local cash balances as low as possible by having cash calls on monthly or more frequent basis. The Company’s investment policy for its surplus cash is based, in order of importance, on Security, Liquidity and Yield. The Company will assess counterparty risks of the third party based on its financial strength, quality of management, ownership structure, regulatory environment and exposure to risk (diversification). Minimum rating for deposit transactions is A-.

The Company is not authorised to provide debt funding or advances to any third party under any circumstances.

EXECUTION VERSION

ARTICLE V. Bank Accounts and Facilities

The Company shall keep the number of its bank accounts at a minimum necessary to meet its business requirements and shall monitor and review its bank account structure periodically. The opening or closing of bank accounts shall require prior approval from the Board.

The Company shall ensure that incumbency certificates evidence that its Officers are authorized to engage in financial transactions as contained in the Articles of Association. Further, the Company shall ensure there is evidence that all Delegation of Financial Authority is properly authorised by the Board.

ARTICLE VI. Guarantees and Credit Support

The Company shall not issue guarantees or letters of awareness, comfort or support to any 3rd party without prior approval from the Board. However the Company can indemnify and guarantee on its own performance e.g. counter indemnify a Bank for any letter of credit or similar instrument issued on its behalf to a third party and issue guarantees for business related matters on its own strength e.g. custom duty bonds.

All guarantees to be given shall be explicitly limited in both value and time and after seeking approval from the Members who shall either (a) indemnify the Company for its issuance of the guarantee based on the Member’s respective shareholding in the Company or (b) the Members will each directly issue the guarantee on behalf of the Company to the third-party beneficiary for an amount proportionate to their respective shareholding. Exceptions regarding guarantees shall only be acceptable if indisputable legal constraints exist.

ARTICLE VII. Financial Risk Management

The Company shall have a process to identify, assess and mitigate Treasury risks.

No hedging of foreign exchange, interest rate or commodity exposure is allowed.

ARTICLE VIII. Business Continuity Plan

In the event of a major disaster, preventing or limiting access to the Company’s offices, critical business activities need to be performed. The Company shall ensure that there are business continuity plans and procedures in place to fulfil the essential commitments of cash management and exposure management.

EXECUTION VERSION

Schedule 4.6

Compliance with Anti-Bribery Laws

The Company insists on honesty, integrity and fairness in all aspects of its business and expects the same in its relationships with all those with whom it does business. The direct or indirect offer, payment, soliciting and acceptance of bribes in any form are unacceptable practices. The Company will require the Operator to warrant that (a) it is knowledgeable about Anti-Bribery Laws applicable to the performance of the services under the MAO and will comply with all such laws in the performance of its duties under the MAO; (b) no payments received by Operator from Company or SNALNG will be made in violation of any Anti-Bribery Law nor will any payments be made to any Government Official or other person for the purpose of; (i) influencing an act or decision of such Government Official in any capacity; (ii) inducing the Government Official to use his or her influence with any agency or instrumentality of government; (iii) assisting Company in securing or retaining any business from any agency or instrumentality of government; or (iv) inducing any person to perform improperly a relevant function or activity or to reward them for doing so. Operator’s breach of the obligations contained in this clause relating to the services provided by Operator to Owner under the MAO shall be deemed a material breach of the MAO; provided, however, in no event shall Operator be responsible for a violation of any Anti-Bribery Laws by SUSGP, Shell Global Solutions (US) Inc. or any of their Affiliates where the violation that occurred was not the result of activities performed at the direction, recommendation or suggestion of Operator. As used in this clause, the following terms have the following meanings:

The term “Governmental Official” means:

(a)    Any official or employee of a government, government instrumentality, government-controlled entity or public international organization;
(b)    any person acting in an official capacity for such government, instrumentality, entity or organization;
(c)    Any political party, party official or candidate for political office; or
(d)    Anyone who holds the duties of any appointment created by custom or convention.
The term “Anti-Bribery Laws” means:

(a)    The governing law of this Agreement pursuant to Article 14.11;
(b)    The U.S. Foreign Corrupt Practices Act, Mail Fraud Act, Wire Fraud Act and Travel Act and various U.S. State laws that may be applicable to such party or its contracting activities; and

EXECUTION VERSION

(c)    Any other applicable anti-bribery and corruption law applicable to Operator and the services performed under the MAO.

Each Party commits to:

(a)    Respond in reasonable detail to any notice or question from any other Party reasonably connected with the representations and warranties to be made by Operator in the MAO; and
(b)    Furnish applicable documentary support for such response upon request from such other party.

No Party may, on behalf of any other Party, make:

(a)    any political donation to a political party, party official or candidate for political office; or
(b)    any financial or other contribution of any kind to influence or attempt to influence the outcome of public referenda, elections or appointments to a government office.
With respect to the subject matter of this Agreement, the Company will require the Operator in performance of its duties under the MAO to agree to:

(a)    make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets (including the purpose of each transaction and to whom it was made or from whom it was received) for a period of five (5) years after the date of the relevant transaction or disposition; and
(b)    promptly devise and maintain a system of internal accounting controls in conformity with GAAP sufficient to provide reasonable assurance that:

(i)    Transactions are executed and access to assets is permitted only in accordance with such party’s management’s general or specific authorization;
(ii)    Transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets;
(iii)    The recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and
(iv)    Any violation of any Anti-Bribery Law is likely to be detected and therefore deterred; and

EXECUTION VERSION

(v)    adopt and implement written policies and procedures (including those relating to giving or offering charitable donations, participating in community development programs, political contributions, gifts and entertainment and payment of travel costs, participating in business transactions with Governmental Officials or their relatives and close associates, “facilitation payments”, especially in connection with customs, taxes, and immigration matters, due diligence for purposes of Anti-Bribery Laws, training on Anti-Bribery Laws, contracting and monitoring procedures for the retention of or partnering with agents and other suppliers of services) that are reasonably designed to cause Operator and its officers, employees and agents to comply with Anti-Bribery Laws.
The Company will require the Operator to do the following with respect to any person, firm or joint venture that is engaged in any way to represent Owner before a Government Official or to obtain any benefit from a Government Official (a “Government Intermediary”) it may engage in connection with the services provided in accordance with the MAO:
(a)    Conduct appropriate due diligence prior to appointing or engaging such Government Intermediary to ensure that is duly qualified to perform the services for which it has been engaged and is of good reputation;
(b)    Cause such Government Intermediary to:
(i)    Represent and warrant that it has not made, offered, promised or given, and shall not make, offer, promise or give, any payment, gift, service, thing of value or other advantage, directly or indirectly, to or for the use or benefit of any Government Official or other Person that would violate or be contrary to any Anti-Bribery Law, or give a representation and warranty substantially similar in principle thereto; and
(ii)    Ensure that such Government Intermediary is obliged to impose the requirement of paragraph (A) above on any subcontractor or other Person from which products or services are procured in connection with the ELC Facilities;
(iii)    Use reasonable efforts to ensure that such Government Intermediaries agree, in writing, to a right of the Operator to conduct, or appoint a third party to conduct, audits of the books and records of such Government Intermediary relating to this Agreement to verify such Government Intermediary’s compliance with the requirements of its agreement; and
(iv)    Exercise the audit rights in paragraph (iii) above (if applicable) for the purpose of verifying such Government Intermediary’s compliance with the requirements in paragraph (ii) above upon the reasonable request by any party and promptly report back to the parties on the results of such audit; provided that the requesting party shall pay for the costs of the audit in circumstances other than those in which the audit evidences a failure to comply with the Anti-Bribery Laws, in which case the costs of the audit shall be borne by the Operator.

EXECUTION VERSION

The Company will require the Operator in performance of its duties under the MAO to:

(a)    ensure that an internal accounting controls system is in place that is sufficient (i) to ensure the proper authorization, recording and reporting of all transactions and preparation of financial statements in conformity with GAAP and (ii) to provide reasonable assurance that any violation of any Anti-Bribery Law will be detected and therefore deterred.
(b)    acknowledge and agree that Company shall have the right, not more frequently than once each calendar year, to appoint an independent third party to review and/or audit relevant books, records, accounts and procedures (other than those that are of a proprietary or confidential nature) of the Operator relating to the services to be provided by Operator under the MAO for the purposes of verifying the Operator’s compliance with Anti-Bribery Laws and reporting back to the Board on the results of such review and/or audit. The Company shall also have the right to make and retain copies of any such books, records, accounts and procedures. Save for the report back to the Parties, the independent third party shall agree in writing with the Operator to keep all information from such review and/or audit strictly confidential.
(c)    Agree to cooperate in any such review and/or audit.
The Company will require the Operator in performance of its duties under the MAO to:
(a)    certify to the Company in writing its compliance with the anti-bribery clauses to be included in the MAO on an annual basis; and
(b)    notify the Board immediately with all relevant information if it suspects a breach of the anti-bribery clauses to be included in the MAO.
Each Member shall certify to each other Member in writing its compliance with Anti-Bribery Laws on an annual basis with regard to matters that are the subject of this Agreement.
Each Member shall promptly notify the other Members in writing if it has reason to suspect that any Anti-Bribery Law has not been complied with or fulfilled by such Member or any of its Affiliates in any material respect.
Notwithstanding any other provision of this Agreement, no Party shall be obligated to take any action or omit to take any action under this Agreement or in connection with the matters that are subject to this Agreement that will cause it to be subject to fines or other penalties under any Anti-Bribery Law applicable to it.
If any Party in good faith reasonably believes that any other Party has breached or violated or is about to breach or violate any applicable Anti-Bribery Law with regard to the matters that are the subject of this Agreement, the Party that raised the concern shall, at its expense, have the right to cause an independent Person experienced in Anti-Bribery Laws (e.g., a “Big Four” accounting firm) to conduct an audit of the books, records, accounts and information (other than those that are of a proprietary or confidential nature) of such other Party with regard to the

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matters that are subject to this Agreement relevant to the potential or alleged breach or violation and to report back to the Parties on the results of such audit. Save for the report back to the Parties, such independent Person shall agree in writing to keep all information from such audits strictly confidential subject to usual exceptions for disclosures that are required by law or an order of a court or regulatory agency.
Each Party shall fully cooperate in any audit conducted, including in making such Party’s books, records, and personnel available to:
(a)    the independent auditor in connection with any audit; and
(b)    any investigation conducted by a Governmental Authority of competent jurisdiction administering an Anti-Bribery Law having grounds to suspect a breach of an applicable Anti-Bribery Law with regard to the matters that are the subject of this Agreement, including by ensuring full and frank disclosure of the facts and of financial and other data relating to thereto.
If any audit confirms an alleged breach or violation of an Anti-Bribery Law with regard to the matters that are subject to this Agreement, if a Party has caused or contributed to the alleged breach or violation, then until the matter is remedied, the breaching Party shall cooperate fully in resolving the matter and do all things necessary to immediately stop the conduct causing the breach or violation and discipline the offending employees and take such other remedial actions as they deem appropriate.
Each Party agrees that full disclosure of information relating to a possible breach or violation of the Anti-Bribery Laws, or the existence of any terms of this Agreement, may be made by any Party at any time and for any reason to Government Authorities of competent jurisdiction of the U.S., in connection with such breach or violation.
Conflicts of Interest
The Company will require the Operator in performance of its duties under the MAO to undertake to avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the Company in dealing with suppliers and all other organizations or individuals doing or seeking to do business with the Company in connection with activities contemplated under this Agreement.
This clause regarding conflicts of interest does not apply to:
(a)    the Operator’s performance that is in accordance with the local preference laws or policies of any Governmental Authority;
(b)    the Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement;

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(c)    commercial activities undertaken by the Operator at the Elba Island Terminal regarding the SLNG Facilities; or
(d)    commercial activities undertaken by the Operator’s Affiliates.
The Company will further require the Operator to cause its contractors or other intermediaries or suppliers of services in performance of duties undertaken through the MAO to comply with the provisions of this clause regarding conflicts of interest as if it were the Operator.
Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, including operation of the LNG Facilities, without having or incurring any obligation to offer any interest in such business activities to any Party.

EXECUTION VERSION

Schedule 4.7

Social Performance Policy

The Company shall endeavor to encourage local content with consideration for local workforce and subcontracting opportunities.